[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.43
LICENSE, COMMERCIALIZATION AND SUPPLY AGREEMENT
FOR LUBIPROSTONE FOR JAPAN
by and between
ABBOTT JAPAN CO. LTD
and
SUCAMPO PHARMA, LTD.
Dated as of February 19, 2009

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
LICENSE, COMMERCIALIZATION AND SUPPLY AGREEMENT
FOR LUBIPROSTONE FOR JAPAN
     This LICENSE, COMMERCIALIZATION, AND SUPPLY AGREEMENT FOR LUBIPROSTONE FOR JAPAN (“Agreement”) is entered into as of February 19, 2009, by and between Sucampo Pharma, Ltd., a corporation organized under the laws of Japan with principal offices at 2-2-2 Uchisaiwai-cho, Chiyoda-ku, Tokyo, 100-0011, Japan (“Sucampo”) and Abbott Japan Co. Ltd., a corporation organized under the laws of Japan with principal offices at 3-5-27 Mita, Minato-ku, Tokyo 108-6303, Japan (“Abbott”). Each of Abbott and Sucampo is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.
BACKGROUND
     WHEREAS, Sucampo Controls the Sucampo Patents Rights and the Sucampo Background Technology related to the Product and is in the process of Developing the Product in the Field in the Territory (as such terms are hereinafter defined);
     WHEREAS, Abbott is a healthcare company with research, development and marketing activities throughout the world; and
     WHEREAS, Abbott desires to obtain a non-exclusive license to Develop the Product in the Field in the Territory and an exclusive license to Commercialize the Product in the Field in the Territory (as such terms are hereinafter defined).
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Whenever used in this Agreement with an initial capital letter, the terms defined in this ARTICLE 1 shall have the meanings specified below:
     “Abbott” means Abbott Japan Co. Ltd., as identified in the preamble to this Agreement.
     “Abbott Indemnitee(s)” has the meaning set forth in Section 14.2.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     “Additional Materials” means all raw materials, resins, chemical intermediates, components, excipients, and other ingredients and packaging materials and supplies, including Product Labels and Inserts, needed to manufacture the Product for use in the Field, including costs for relevant in-bound freight.
     “Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with treatment. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.
     “Affiliate” means, with respect to either Party, any Person that, directly or through one or more Affiliates, controls, or is controlled by, or is under common control with, such Party. For purposes of this definition, “control” means (a) ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement whereby a Person controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.
     “Agreement” means this License, Commercialization and Supply Agreement for Lubiprostone for Japan, including all Exhibits hereto, as identified in the preamble, as may be amended from time to time in accordance with its terms.
     “Annual Net Sales” means the cumulative Net Sales during any given Calendar Year.
     “Applicable Law” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, or requirements of Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity hereunder.
     “Audited Party” has the meaning set forth in Section 8.7.
     “Auditing Party” has the meaning set forth in Section 8.7.
     “Business Day” means a day, other than a Saturday or Sunday, on which banking institutions in Tokyo, Japan are open for business.
     “Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
31, 2009, and the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which the Term ends and end on the last day of the Term.
     “cGMP” means the quality systems and current good manufacturing practices applicable to the manufacture, labeling, packaging, handling, storage, and transport of the Compound, the Additional Materials and the Product, as set forth in the Pharmaceutical Affairs Law of Japan (Law No. 145 of 1960, as amended), and its related Ordinances including the MHLW Ordinance No. 179, December 24, 2004, any update thereto and any other laws, regulations, policies, or guidelines applicable to the manufacture, labeling, packaging, handling, storage, and transport of pharmaceutical products in the Territory, and/or any applicable foreign equivalents thereof, and any updates of any of the foregoing.
     “CIC” means chronic idiopathic constipation.
     “CIC Indication” means the prophylactic or therapeutic use in the prevention and/or treatment of CIC.
     “Clinical Data” means all data with respect to a product containing the Compound for use in the CIC Indication that is made, collected or otherwise generated anywhere in the world under or in connection with the Clinical Studies for a product containing the Compound for use in the CIC Indication (as opposed to Pre-Clinical Data or non-clinical data derived from laboratory studies, disease models and animal studies). Clinical Data includes, but is not limited to, validated clinical databases.
     “Clinical Study(ies)” means Phase I Study, Phase II Study, Phase III Study, Phase IV Study conducted anywhere in the world, or such other tests or studies in humans conducted anywhere in the world, that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for the Product in the Field in the Territory, but excluding Post-Approval Marketing Studies.
     “CMC Data” means the data contained in the chemistry, manufacturing and controls section of a submission for Regulatory Approval of the Product in the Field in the Territory.
     “Commercialization” or “Commercialize” means any and all activities (whether before or after Regulatory Approval) directed to the commercialization of the Product in the Field in the Territory, including pre-launch and post-launch marketing, Promoting, distributing, offering to sell and selling the Product in the Field in the Territory. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
     “Commercialization Plan” means a written one (1) year plan prepared by Abbott for the Commercialization of the Product in the Field in the Territory, including, without

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
limitation, a budget for such activities, as such plan may be amended or updated from time to time in accordance with Section 7.1.
     “Commercially Reasonable Efforts” means, with respect to activities of each Party contemplated by this Agreement, the level of effort commonly used in the research-based pharmaceutical industry to conduct development, promotion or commercialization activities for a product that is at a similar stage in its lifecycle and is of comparable market potential, profit potential and strategic value, taking into account relevant considerations, including issues of safety (including Adverse Events) and efficacy, product profile, the proprietary position, the then-current competitive environment for such product, the likely timing of the product’s entry into the market, the then-current market penetration, the return on investment potential of such product, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors, in each case in a manner consistent with the level of effort and expenditure contemplated for such activities by the Development Plan or the Commercialization Plan, as the case may be, and as measured by the facts and circumstances at the time such efforts are due.
     “Committee(s)” has the meaning set forth in Section 3.1.1. Each of the JDC and the JCSC is sometimes referred to individually herein as a “Committee” and collectively as the “Committees.”
     “Competing Product” has the meaning set forth in Section 7.8.
     “Compound” means lubiprostone (also known by the tradename AMITIZA®) as further described in Exhibit A, and its salts, metabolites, as well as any active pro-drugs, isomers, tautomers, hydrates and polymorphs.
     “Confidential Information” means any and all proprietary information or material, whether oral, visual, in writing or in any other form, that, at any time since September 5, 2007 or after the Effective Date, has been or is provided, communicated or otherwise made known to the Receiving Party or any of its Affiliates by or on behalf of the Disclosing Party or any of its Affiliates pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto, including pursuant to the Confidentiality Agreement.
     “Confidentiality Agreement” means the Confidentiality Agreement by and between Abbott Laboratories, an Illinois corporation, and Sucampo Pharmaceuticals, Inc., a Delaware corporation, effective as of September 5, 2007, as amended.
     “Control” or “Controlled” means, with respect to any Technology, Patent Right or Regulatory Filing, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense, a right of reference or other right to or under, such Technology, Patent Right or Regulatory Filing, as

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
provided for herein, without violating the terms of any agreement or other arrangement with any Third Party.
     “Core Data Sheets” means a document prepared by the Regulatory Approval holder containing, in addition to the Company Core Safety Information (CCSI), material relating to the CIC Indication, dosing, pharmacokinetics, and other information on the Product for use in the Field in the Territory based on scientific data that are positioned on appropriate prescribing information for safe and effective use of the Product in the Field in the Territory.
     “Corporate Names” means (a) in the case of Abbott, the Trademark Abbott and the Abbott corporate logo or such other names and logos used generally by Abbott and its Affiliates in their business (and not relating to a specific product or technology) as Abbott may designate in writing from time to time, and (b) in the case of Sucampo, the Trademark Sucampo and the Sucampo corporate logo or such other names and logos used generally by Sucampo and its Affiliates in its business (and not relating to a specific product or technology) as the JCSC may designate in writing from time to time, in each case ((a) and (b)), together with any variations and derivatives thereof.
     “CTN” means an application filed with a Regulatory Authority for authorization to commence human clinical trials of the Compound, including (a) Clinical Trial Notifications as defined in IYAKUSHINHATSU No. 908, August 1, 2000 or any update thereto or any successor application or procedure filed with the Minister of Labour, Health and Welfare of Japan, and (b) all supplements and amendments that may be filed with respect to the foregoing.
     “Data Exclusivity” means any data or market exclusivity granted to the Product in the Field in the Territory by any Regulatory Authority as of the Effective Date or at any time during the Term. *
     “Development” or “Develop” means, with respect to the Product in the Field in the Territory, all research, all pre-clinical and clinical activities conducted relating to the Product for the CIC Indication, including without limitation, test method development and stability testing, toxicology, animal studies, formulation, process development, manufacturing scale-up, quality assurance/quality control development for Clinical Studies, statistical analysis and report writing, and Clinical Studies, including clinical trial design, operations, data collection and analysis and report writing, publication planning and support, risk assessment mitigation strategies, health economics outcomes research planning and support, clinical laboratory work, disposal of drugs and regulatory activities in connection therewith, the transfer of information, materials, Product regulatory documentation and other technology with respect to the foregoing, the preparation of Regulatory Filings, and obtaining and/ or maintaining Regulatory Approvals for the Product in the Field in the Territory (including regulatory affairs activities and preparation of meetings with Regulatory Authorities in the Territory). When used as a verb,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
“Developing” means to engage in Development and “Developed” has a corresponding meaning.
     “Development Plan” means a written rolling four (4) year plan for the Development of the Product in the Field in the Territory, as such plan may be amended or updated from time to time in accordance with Section 4.1.2.
     “Disclosing Party” means the Party disclosing Confidential Information; provided a Party owning certain property as provided hereunder shall be considered the Disclosing Party and the other Party shall be considered the Receiving Party regardless of which Party discloses such information.
     “Disputed Matter” has the meaning set forth in Section 3.1.5.
     “Distributor” means any Third Party appointed by Abbott, its Affiliates or Sublicensees to distribute and sell in the Field in the Territory Product purchased from Abbott, its Affiliates or Sublicensees (regardless of whether such Third Party has the right or obligation to provide packaging or labeling services with respect to such Product) that: (i) is not required to make royalty or other similar payment to Abbott, its Affiliates or Sublicensees with respect to any Sucampo Patent Rights or Sucampo Background Technology related to the Product in the Field in the Territory; and (ii) has no right to distribute and sell such Product under its own Trademark.
     “Drug Approval Application” means an application submitted to a Regulatory Authority for Regulatory Approval for the Product in the Field in the Territory, and all supplements and amendments that may be filed with respect to the foregoing.
     “Effective Date” means the date first set forth in the preamble to this Agreement.
     “Field” means the use of the Product for all prophylactic and therapeutic uses in animals and humans, in any formulation, dosage form, strength or delivery mode for the CIC Indication.
     “First Commercial Sale” means the first bona fide commercial sale of the Product for use in the Field by Abbott, its Affiliates or Sublicensees to a Third Party in the Territory after all required applicable Regulatory Approvals have been granted.
     “Five Year Cumulative Sales Target” means [*] JPY (JPY [*]) in cumulative Net Sales of Product in the Field in the Territory within the first sixty (60) months following the First Commercial Sale of the first Product, based on the assumptions listed in Exhibit I. The Five Year Cumulative Sales Target shall be adjusted upward or downward, as the case may be, by the Parties in the event any of the facts differ from the assumptions listed in Exhibit I.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     “Floor Transfer Price” has the meaning set forth in Section 8.3.2.
     “Force Majeure” has the meaning set forth in Section 15.10.
     “GAAP” means generally accepted accounting principles recognized in the United States.
     “Generic Product” means, with respect to a Product, a pharmaceutical product, other than a product that is developed, marketed or sold by a Party or its Affiliates or a Third Party authorized or licensed by such Party to Develop or Commercialize the Product, that contains the Compound.
     “Indemnification Claim Notice” has the meaning set forth in Section 14.2.3.
     “Initial Period” means the period commencing on the date of the First Commercial Sale and ending seventy-two (72) months later.
     “Infringement” has the meaning set forth in Section 11.5.1.
     “Infringement Notice” has the meaning set forth in Section 11.5.1.
     “Invoice Price” means (i) for as long as Abbott pays the Transfer Price for Product, [*] percent ([*]%) of the NHI Price, and (ii) for as long as Abbott pays the Floor Transfer Price for Product, [*] percent ([*]%) of the NHI Price.
     “JCSC” has the meaning set forth in Section 3.1.1(a).
     “JDC” has the meaning set forth in Section 3.1.1(b).
     “JPY” means Japanese yen.
     “Latent Defect” means Product not conforming to Sucampo’s warranty for Product set forth in Section 9.1.2 and pursuant to Exhibit B such that (i) the related non-conformance of Product is not readily discoverable based on Abbott’s, its Affiliates’ or Sublicensees’ normal incoming-goods inspections, as the case may be and (ii) the related non-conformance was not caused by Abbott or Abbott’s Affiliates, Sublicensees or Distributors after receipt of such Product.
     “Losses” has the meaning set forth in Section 14.1.
     “Market Withdrawal” means a “market withdrawal” as such term is defined in the Notification of YAKUSHOKUSHINSAHATSU No. 0324002, March 24, 2006 (as amended from time to time, or such successor Applicable Law as may take effect in the Territory) of the Product.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     “Net Sales” means, for any period, the total amount billed or invoiced on sales of Product in the Field in the Territory by Abbott, its Affiliates or Sublicensees to independent, unrelated Third Parties such as wholesalers, Distributors or end-users in bona fide arm’s length transactions, less the following deductions (specifically excluding any royalty payments made by Abbott or its Affiliates or Sublicensees to Sucampo), in each case related specifically to the Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Abbott, its Affiliates or Sublicensees:
          (i) trade, cash and quantity discounts (other than price discounts granted at the time of invoicing and already included in the gross amount invoiced);
          (ii) price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities;
          (iii) taxes on sales (such as Japanese consumption tax (“JCT”), value added taxes, sales or use taxes), but not including taxes assessed against the income derived from such sales;
          (iv) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of the Product that are treated as sales allowances under GAAP, provided that such fees are consistent with those charged across Abbott’s product line;
          (v) amounts repaid or credited by reason of rejections, defects, one percent (1%) return credits, recalls or returns or because of retroactive price reductions, including, but not limited to, rebates or wholesaler charge backs; and
          (vi) the portion of management fees paid during the relevant time period to group purchasing organizations and/or pharmaceutical benefit managers relating specifically to the finished Product that are treated as sales allowances under GAAP, provided that such fees are consistent with those charged across Abbott’s product line.
     Where any reduction in the invoice price or deduction therefrom is based on sales of a bundle of products in which the Product for use in the Field in the Territory is included, the reduction in price or deduction therefrom would be allocated as actually credited unless such Product receives a higher than pro rata share of any reduction or deduction that the bundled set of products receives. In such case, the reduction or deduction therefrom shall be allocated to such Product on a no greater than a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the number of units) of such Product

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
relative to the sales value contributed by the other products in the bundle with respect to such sale.
     Subject to the above, Net Sales shall be calculated in accordance with Abbott’s standard internal policies and procedures, which must be in accordance with GAAP. If consideration in addition to or in lieu of money is received for the sale of the Product in the Field in the Territory on an arm’s-length transaction, the fair market value of such consideration must be included in the determination of Net Sales for such a sale. Net Sales shall not include (i) sales, transfers or dispositions between or among Abbott, its Affiliates or Sublicensees, (ii) sampling for preclinical, clinical or regulatory purposes conducted by or on behalf of Abbott, its Affiliates or Sublicensees in connection with the Product in the Field in the Territory, (iii) destruction of the Product and (iv) sales, transfers or dispositions for legitimate charitable purposes at no charge.
     All Net Sales will be calculated in JPY.
     If Abbott, its Affiliates or Sublicensees appoint Distributors for the Product in the Field in the Territory, Net Sales will include the Net Sales invoiced by Abbott, its Affiliates or Sublicensees to such Distributors, but it will not include any sales of the Product in the Field in the Territory made by any such Distributors.
     “NHI” means the Japan National Health Insurance Plan.
     “NHI Price” means the NHI-approved price for the Product in the Field in the Territory.
     “Other Indication(s)” means any indication for use of the Compound in the Territory other than the CIC Indication. Other Indication(s) shall include, but not be limited to, indications for constipation-predominant irritable bowel syndrome and opioid-induced bowel dysfunction.
     “Party” means each of Abbott or Sucampo individually; Abbott and Sucampo are collectively referred to herein as “Parties”, as identified in the preamble to this Agreement.
     “Patent Defect” means Product not conforming to Sucampo’s warranty for Product set forth in Section 9.1.2 and pursuant to Exhibit B such that the related non-conformance of Product may be readily discovered based on Abbott’s, its Affiliates’ or Sublicensees’ normal incoming-goods inspections procedures, as the case may be.
     “Patent Rights” means the rights and interests in and to all Japanese patents and patent applications, including provisional applications, divisional applications, continuation applications, continuation-in-part applications, converted provisional applications, continued prosecution applications, utility models, petty patents design patents, certificate of inventions, extensions or restorations, including adjustments,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
revalidations, reissues, re-examinations, patent term extensions, supplementary protection certificates, any similar rights, including so-called pipeline protection rights, introduction patents, registration patents and patents of addition of any foregoing patents and patent applications.
     “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or other entity or organization, in any case whether for-profit or not-for profit, and including, without limiting the generality of any of the foregoing, a government or political subdivision, department or agency of a government.
     “Pharmacovigilance Agreement” has the meaning set forth in Section 6.4.
     “Phase I Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is a preliminary determination of safety or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.
     “Phase II Study” means, collectively, a Phase IIa Study and a Phase IIb Study.
     “Phase IIa Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is a demonstration of proof of concept in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.
     “Phase IIb Study” means a human clinical trial of a product containing the Compound, the principal purpose of which is to find the dose range in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.
     “Phase III Study” means a human clinical trial of a product containing the Compound on a sufficient number of subjects that is designated to establish that such product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing of such product, including all tests, studies, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.
     “Phase IV Study” means a human clinical trial of a product containing the Compound that is not included in the original Drug Approval Application submission for the Product for an indication, including studies conducted to fulfill commitments made as a condition of the Regulatory Approval of the Drug Approval Application or any subsequent

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
human clinical trials requested, required or recommended by the Regulatory Authority(ies) in the Territory as a condition of maintaining such Regulatory Approval.
     “Post-Approval Marketing Studies” means a human clinical trial or other test or study with respect to the Product for use in the Field, which test or study is conducted on a voluntary basis by a Party (rather than under a mandate from a Regulatory Authority in order to obtain or maintain Regulatory Approval for the Product in the Field) after the Drug Approval Application for the Product in the Field in the Territory has been approved by the Regulatory Authority in the Territory. Any human clinical study that is intended to expand the label for the Product for use in the Field in the Territory shall be a Clinical Study. Subject to the foregoing, Post-Approval Marketing Studies may include clinical studies conducted in support of pricing or reimbursement for the Product in the Field in the Territory, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing studies, investigator sponsored studies, and health economic studies.
     “Pre-Clinical Data” means data derived from a study to test the Compound for use in the Field, including, but not limited to, laboratory studies, toxicology, safety pharmacology, disease models and animal models.
     “Pricing Approval” means any and all pricing or reimbursement approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize, Promote, distribute, sell or market the Product in the Field in the Territory.
     “Product” means any product (including any form or dosage form of a pharmaceutical composition or preparation) in finished form labeled and packaged for (i) sale, (ii) distribution, (iii) samples, or (iv) use in Clinical Studies, comprising the Compound (whether as sole active ingredient or in combination with one or more other active ingredients) for use in the Field in the Territory, including all future formulations, dosage forms and delivery modes. The term “Product” or “the Product” as used herein may be used to reference one or more than one
Product(s).
     “Product Labels and Inserts” means (a) any display of written, printed or graphic matter upon the immediate container, outside container, wrapper or other packaging of the Product for use in the Field in the Territory or (b) any written, printed or graphic material on or within the package from which the Product for use in the Field in the Territory is to be dispensed.
     “Product Trademark” means (i) the Trademark AMITIZA as well as derivatives thereof, (ii) the Trademarks listed on Exhibit C, (iii) in the event the Trademark AMITIZA or any other trademarks listed in Exhibit C have not been granted to Sucampo at least one (1) year prior to the date of the estimated launch of the Product in the Field in the Territory or the Regulatory Authorities in the Territory do not approve that the Product uses the Trademark AMITIZA or any other Trademarks listed in Exhibit C, then any other Trademarks relating to the Product for use in the Field in the Territory designated by JCSC

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
with Sucampo’s written consent, which shall not be unreasonably withheld, conditioned or denied and (iv) any current or future modifications or variances of the foregoing Trademarks, but excluding the Corporate Names.
     “Promote” or “Promotion” means those activities normally undertaken by a pharmaceutical company’s sales force and marketing team to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, including detailing. When used as a verb, “Promote” means to engage in such activities.
     “Promotional Materials” means all written, printed or graphic material, other than Product Labels and Inserts, intended for use by representatives in Promoting the Product for use in the Field in the Territory, including visual aids, file cards, premium items, clinical study reports, reprints, drug information updates, and any other promotional support items.
     “Publication Policies” has the meaning set forth in Section 10.3.2.
     “Quality Agreement” means the agreement to be entered into between Abbott and Sucampo, under which the Parties shall address Product quality issues to assure the Product is manufactured and packaged according to all Applicable Laws in the Territory.
     “Quarterly Reconciliation” has the meaning set forth in Section 8.3.4.
     “Recall” means a “recall” as such term is defined in the Notification of YAKUSHOKUHATSU No. 0331021, March 31, 2005 (as amended from time to time, or such successor Applicable Law as may take effect in the Territory) of the Product for use in the Field.
     “Receiving Party” means the Party receiving Confidential Information; provided that a Party owning certain property as provided hereunder shall be considered the Disclosing Party and the other Party shall be considered the Receiving Party regardless of which Party discloses such information.
     “Regulatory Approval” means any and all approvals, licenses (including product and establishment licenses), registrations, or authorizations of any Regulatory Authority necessary to Develop, manufacture, Commercialize, Promote, distribute, transport, store, use, sell or market the Product for use in the Field in the Territory, including all CTNs, Drug Approval Applications and the manufacturing license and marketing registration required under the Drug Approval and Licensing Procedures in Japan 2008, or any update thereto, and Pricing Approvals, or pre- and Post-Approval Marketing Studies, labeling approvals, technical, medical and scientific licenses.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     “Regulatory Authority” means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity (including, without limitation, the Minister of Health, Labour and Welfare of Japan, the National Health Insurance Plan, and any prefecture having jurisdiction over the manufacture of the Product in the Field in the Territory) regulating or otherwise exercising authority over the distribution, manufacture, use, storage, transport, clinical testing or sale of the Product.
     “Regulatory Filings” means, with respect to the Product in the Field in the Territory, all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contract reports relating to any communications with any Regulatory Authority) and all supporting documents and all Pre-Clinical Data, Clinical Data and CMC Data (including all Clinical Studies and Post-Approval Marketing Studies, and all data contained in any of the foregoing, including all CTNs, Drug Approval Applications, Adverse Event files and complaint files.
     “Remaining Period” means the period commencing on the day immediately following the last day of the Initial Period and ending on the last day of the Term.
     “Rolling Forecast” has the meaning set forth in Section 9.1.5(a).
     “SKU(s)” means Stock Keeping Unit(s) and are the smallest unit of measure to identify manufacturing and distribution of the Product.
     “Specifications” means the processes, methods, formulae, analyses, instructions, standards, know-how, testing and control procedures, information and specifications relating to the manufacture of the Product in the Field in the Territory as reflected in the relevant formulae edition and Regulatory Approvals.
     “Sublicensee” means any Person (other than an Abbott Affiliate) to whom Abbott sublicenses any rights as permitted by Section 2.1.2.
     “Sucampo” means Sucampo Pharma, Ltd., as identified in the preamble to this Agreement.
     “Sucampo Background Technology” means any Technology Controlled by Sucampo or its Affiliates, as of the Effective Date or at any time during the Term, that is useful or necessary for Developing, Promoting or Commercializing the Product in the Field in the Territory.
     “Sucampo Indemnitee(s)” has the meaning set forth in Section 14.1.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     “Sucampo Patent Rights” means any Patent Rights that are Controlled by Sucampo or its Affiliates, as of the Effective Date or at any time during the Term, including patents applied for and issued after the Effective Date, and that would otherwise be infringed, absent a license, by the Development, Promotion or Commercialization of the Product in the Field in the Territory. Sucampo Patent Rights include the patents and patent applications set forth in Exhibit D, which may be amended from time-to-time by Sucampo to add additional patents and patent applications.
     “Technology” means, collectively, proprietary information, know-how and data, technical or non-technical, trade secrets, materials (including tangible chemical, biological or other physical materials) or inventions, discoveries, improvements, processes, methods of use, methods of manufacturing and analysis, compositions of matter, or designs, whether or not patentable.
     “Term” has the meaning set forth in Section 12.1.
     “Territory” means Japan.
     “Third Party” means any Person other than Abbott and Sucampo and their respective Affiliates or Sublicensees.
     “Third Party Claim(s)” has the meaning set forth in Section 14.1.
     “Third Party Royalties” means all fees, milestones, royalties and other payments payable to a Third Party in consideration for intellectual property rights necessary or useful for the Development, manufacturing, Commercialization or Promotion of a Compound or a Product.
     “Trademark” means (a) any trademark, trade dress, brand mark, service mark, brand name, logo or business symbol, Internet domain name and e-mail address, whether or not registered, or any application, renewal, extension or modification thereto, and (b) all goodwill associated therewith.
     “Transfer Price” has the meaning set forth in Section 8.3.1.
ARTICLE 2
LICENSE GRANTS; EXCLUSIVITY
     2.1 Development and Commercialization Licenses
          2.1.1 Sucampo Grants. Subject to the terms and conditions of this Agreement, during the Term, Sucampo hereby grants to Abbott and its Affiliates, and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Abbott hereby accepts, on behalf of itself and its Affiliates, under the Sucampo Patent Rights, the Sucampo Background Technology and the Data Exclusivity:
               (a) a non-exclusive right and license, with the right to grant sublicenses to multiple tiers of Sublicensees subject to Section 2.1.2, to Develop, to the extent expressly agreed to by the Parties in the JDC, the Product anywhere in the world in support of obtaining Regulatory Approval for the Product in the Field in the Territory;
               (b) an exclusive, even as to Sucampo and its Affiliates (except as otherwise provided in ARTICLE 7 with respect to Promotion of the Product in the Field in the Territory by Sucampo and its Affiliates), right and license, with the right to grant sublicenses to multiple tiers of Sublicensees subject to Section 2.1.2, to Promote and Commercialize the Product in the Field in the Territory; and
               (c) an exclusive, except as to Sucampo and its Affiliates, license and right of reference under the Regulatory Filings, with the right to grant sublicenses and further rights of reference to multiple tiers of Sublicensees subject to Section 2.1.2, to use and reference in Regulatory Filings in the Territory any data Controlled by Sucampo or its Affiliates necessary to support Regulatory Filings for Regulatory Approval of the Product in the Field in the Territory, including, but not limited to, all Pre-Clinical Data, Clinical Data and CMC Data regarding the Product Controlled by Sucampo or its Affiliates generated at any time inside or outside the Territory, without any additional compensation from Abbott to Sucampo.
          2.1.2 Right to Sublicense. Subject to and in accordance with the terms and conditions of this Agreement, Abbott and its Affiliates shall have the right to grant sublicenses or further rights of reference under the licenses and rights of reference granted by Sucampo under Section 2.1.1 to any Person (each, a “Sublicensee”) provided that (a) Abbott or its Affiliates enter into a written sublicense agreement with each such Sublicensee that is consistent in all material terms with this Agreement, (b) Abbott and its Affiliates shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense, except to the extent they are satisfactorily performed by the Sublicensee, (c) the Sublicensee shall expressly agree in writing to be bound by the terms of this Agreement, to the extent applicable, and (d) Sucampo shall have the right to approve any such Sublicensee, such approval not to be unreasonably withheld, conditioned or delayed. If Sucampo fails to respond to Abbott or one of its Affiliates’ request for approval within fifteen (15) Business Days, then it shall be deemed to have consented to the sublicense.
          2.1.3 License to Product Trademarks. Subject to and in accordance with the terms and conditions of this Agreement, during the Term (except to the extent extended pursuant to Section 11.4), Sucampo, on behalf of itself or its Affiliates, hereby grants to Abbott and its Affiliates, and Abbott hereby accepts, an exclusive, except as to Sucampo and its Affiliates, royalty-free license, with the right to sublicense to multiple tiers of Sublicensees, to use the Product Trademarks in the Territory in connection with the performance by Abbott of its Development and Commercialization obligations with

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
respect to the Product in the Territory. In furtherance of the foregoing license, Sucampo hereby covenants and agrees that, during the Term, without Abbott’s prior written consent, Sucampo shall not use, and shall cause its Affiliates and sublicensees not to use the Product Trademarks or any other Trademarks confusingly similar to the Product Trademarks in connection with the Other Indications in the Territory.
          2.1.4 Covenant Not to Sue. In the event the using, offering for sale or selling by Abbott, its Affiliates or Sublicensees of Product in the Field, would infringe in the Territory, during the Term, a claim of an issued patent which is Controlled by Sucampo or its Affiliates and which issued patent is not covered by the grant in Section 2.1.1, Sucampo hereby covenants not to sue Abbott, its Affiliates, Sublicensees or Distributors under such patent solely for Abbott, its Affiliates, Sublicensees or Distributors to develop, use, sell, offer for sale or import Product in the Territory, to the extent that Sucampo has the authority to grant such a covenant not to sue as to any such patent(s). Notwithstanding any other provisions of this Agreement, if Sucampo’s authority to grant, or cause its Affiliates to grant, such a covenant not to sue on any such issued patents is subject to any Third Party restrictions and: (a) if a Third Party Royalty would be owed to a Third Party for any grant of rights to such issued patent that would otherwise be covered under this Section, and (b) Sucampo or its Affiliates have the ability to grant a sublicense to such issued patent then: (i) Sucampo or its Affiliates shall not grant Abbott a covenant not to sue such issued patent and (ii) at Abbott’s option, Sucampo and Abbott shall enter into a sublicense for such issued patent and (iii) Sucampo shall be responsible for all payments and other obligations to such Third Party that are required under the sublicense for such issued patent.
          2.1.5 Development of Intellectual Property. In the event that a Party or its Affiliates develop any intellectual property covering the Product, such Party or its Affiliates shall own such intellectual property, shall be free to use such intellectual property without regard to, or accounting to, the other Party except as otherwise provided herein, and the other Party and its Affiliates shall have a royalty-free, perpetual license to use such intellectual property solely with respect to the Product for use in the Field in the Territory. Publication or presentation of a manuscript related to intellectual property developed under this Section 2.1.5 shall be governed by Section 3.1.3(b)(viii) and Section 10.3.2. In the case that Abbott, Sucampo or their respective Affiliates develop any intellectual property covering the Product, Abbott or Sucampo, as applicable, for itself and its Affiliates, shall notify the other Party of its intent to use such intellectual property.
          2.1.6 Joint Development. In the event that the Parties jointly develop any intellectual property covering the Product, the Parties shall jointly own such jointly developed intellectual property and each Party shall be free to use such jointly developed intellectual property without regard to, or accounting to, the other Party, except as otherwise provided herein. Both Parties shall cooperate with each other in any filings or assignments necessary to give effect to this Section 2.1.6 or to seek protection for the jointly developed intellectual property. Each Party shall submit any proposed manuscript for publication, presentation or securing Patent Rights related to the jointly developed

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
intellectual property to the JDC at least sixty (60) days before submission, and each Party shall have the right to review and comment on the manuscript. Upon a Party’s request, the publication of a manuscript or the presentation will be delayed up to sixty (60) additional days to enable the non-requesting Party to either secure adequate intellectual property protection that would be affected by the publication or presentation or amend any existing manuscript.
          2.1.7 Product Diversion. To the extent permitted by Applicable Law, Sucampo shall not, and shall cause its Affiliates and sublicensees not to, knowingly or intentionally sell the Product in the Field into the Territory and should Sucampo become aware of any such Product diversion, it shall use Commercially Reasonable Efforts to stop the diversion. To the extent permitted by Applicable Law, Abbott or its Affiliates shall include in agreements with Sublicensees that sell Product in the Field covenants from such Sublicensees to not knowingly or intentionally sell, the Product outside of the Territory or outside the Field. Should Abbott become aware of any such Product diversion, it shall use Commercially Reasonable Efforts to stop the diversion.
ARTICLE 3
ADMINISTRATION OF THE COLLABORATION
     3.1 Committees
          3.1.1 Committees’ Establishment. Within thirty (30) days of the Effective Date, Sucampo and Abbott shall establish the following committees (the “Committees”):
               (a) a Joint Commercialization and Steering Committee (“JCSC”) with responsibility for overseeing Commercialization-related activities with respect to the Product in the Field in the Territory, and managing the collaboration and resolving any conflicts and overseeing the JDC.
               (b) a Joint Development Committee (“JDC”) with responsibility for overseeing Development-related activities with respect to the Product in the Field in the Territory, including, without limitation, the regulatory approach and filing strategy designed to generate the successful submission and approval of the Product in the Field in the Territory.
Within sixty (60) days of the establishment of the foregoing Committees, the Committees shall meet to prepare such procedures and mechanisms as may be reasonably necessary for their operation to assure the most efficient conduct of each Party’s obligations under this Agreement.
          3.1.2 JCSC

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
               (a) Membership. Sucampo and Abbott shall each designate three (3) of its employees or consultants or its Affiliates’ employees or consultants to serve as members of the JCSC (or such other equal number of representatives as the Parties may agree). The initial members of the JCSC are set forth on Exhibit E. Each representative of the JCSC shall have the requisite experience and seniority to make decisions on behalf of the Parties with respect to issues falling within the jurisdiction of the JCSC. The chairperson shall serve for a term of one (1) year, beginning on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson of the JCSC shall alternate between the Parties. The initial chairperson shall be selected by Abbott and is set forth on Exhibit E. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JCSC by giving written notice to the other Party; provided such substitute meets the criteria defined herein. Neither Party shall have the right to remove a sitting member of the other Party.
               (b) Responsibilities. The JCSC shall have the responsibilities set forth in Section 3.1.1(a), including to:
                    (i) Review the Commercialization Plan, including any material updates, amendments, modifications, and waivers of provisions thereof;
                    (ii) Review and evaluate progress under the Commercialization Plan;
                    (iii) Discuss strategies for Commercialization of the Product in the Field in the Territory;
                    (iv) Review the activities and monitor the progress of the JDC;
                    (v) Resolve any issues, including, but not limited to, Disputed Matters referred to the JCSC by the JDC; and
                    (vi) Perform such other functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
          3.1.3 JDC
               (a) Membership. Sucampo and Abbott shall each designate three (3) of its employees or consultants or its Affiliates’ employees or consultants to serve as members of the JDC (or such other equal number of representatives as the Parties may agree). Each Party shall designate to be a member of the JDC at least one (1) representative from its regulatory department and one (1) representative from its clinical development department. The initial members of the JDC are set forth on Exhibit E. Each representative of the JDC shall have the requisite experience and seniority to make

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
decisions on behalf of the Parties with respect to issues falling within the jurisdiction of the JDC. The chairperson shall serve for a term of one (1) year beginning on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson of the JDC shall alternate between the Parties. The initial chairperson shall be selected by Sucampo and is set forth in Exhibit E. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JDC by giving written notice to the other Party; provided such substitute meets the criteria defined herein. Neither Party shall have the right to remove a sitting member of the other Party.
               (b) Responsibilities. The JDC shall have the responsibilities set forth in Section 3.1.1(b), including to:
                    (i) Review the Development Plan, including all material updates, amendments, modifications, and waivers of provisions thereof;
                    (ii) Review and evaluate progress under the Development Plan;
                    (iii) Review the statistical analysis plans and protocols for all pre-clinical and Clinical Studies prepared in support of obtaining or maintaining Regulatory Approvals for the Product in the Field in the Territory;
                    (iv) Unless otherwise agreed by the Parties, review all proposed initial submissions to Regulatory Authorities anywhere in the world;
                    (v) Unless otherwise agreed by the Parties, review the submission of all draft and final Product Labels and Inserts for the Product in the Field in the Territory and any material changes thereto;
                    (vi) Monitor the progress of all Clinical Studies and other Development activities in the Field anywhere in the world;
                    (vii) Assess the potential impact of Clinical Studies conducted anywhere in the world on Product Labels and Inserts for the Product in the Field in the Territory;
                    (viii) Review all proposed publications or presentations related to the Product pursuant to Clinical Studies that is based on (a) data developed by Sucampo and its Affiliates or any Third Party, or (b) any jointly developed intellectual property under Section 2.1.5 within sixty (60) days of such request being made, except as otherwise provided herein; and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
                    (ix) Perform such other Development functions as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
          3.1.4 Committee Meetings. Each Committee shall establish a schedule of times for regular meetings and shall meet at least once per calendar quarter. Meetings may be held in person, by telephone or videoconference, provided that at least one meeting per Calendar Year shall be held in person. Such in-person meeting shall alternate between the respective offices of Abbott and Sucampo or such other locations mutually agreed upon by the Committees. The chairperson of each Committee shall prepare and circulate to each Committee member an agenda for each Committee meeting reasonably in advance of each meeting. At each Committee meeting, the presence of at least one (1) member designated by each Party shall constitute a quorum. The Committees shall keep minutes of their meetings that record all decisions and all actions recommended or taken in reasonable detail. The chairperson of each Committee shall circulate a draft of the minutes no later than five (5) Business Days after each meeting and each member of the Committee shall have the opportunity to comment on the draft minutes. The minutes shall be approved, disapproved or revised as necessary within thirty (30) days of each meeting; provided, however, that if the Parties cannot agree as to the content of the minutes, such minutes will be finalized to reflect such disagreement. The chairperson of each Committee shall circulate final minutes of each meeting to each Committee member.
          3.1.5 Decision-Making. Except as otherwise provided herein, decisions of each Committee shall be made by consensus. Each Committee shall use reasonable efforts to reach agreement on any and all matters for which it is responsible. In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by a Committee within fifteen (15) Business Days after the Committee first meets to consider such matter (each such matter, a “Disputed Matter”), then the following procedure shall apply:
               (a) JDC Disputed Matters. Disputed Matters arising from the JDC shall be referred for resolution to the JCSC. The JCSC shall initiate discussions in good faith to resolve each Disputed Matter within ten (10) Business Days of receipt of the notice of such Disputed Matter. In the event that the JCSC does not reach agreement on such Disputed Matter within fifteen (15) Business Days from the date of initiation of such discussions, such Disputed Matter shall be referred to senior management for resolution in accordance with Section 3.1.5(c).
               (b) JCSC Disputed Matters. Disputed Matters first arising in the JCSC shall be referred to senior management for resolution in accordance with Section 3.1.5(c).
               (c) Management Negotiations. In the event that the JCSC cannot resolve a Disputed Matter, either Party may, by written notice to the other, refer such Disputed Matter to the Parties’ respective senior management for good faith

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
negotiations. In the event that, despite good faith efforts, resolution of such Disputed Matter cannot be reached by senior management of the Parties within fifteen (15) Business Days of its referral:
                    (i) with respect to any Disputed Matter that relates to the Commercialization of the Product in the Field in the Territory, Abbott shall have final decision-making authority; and
                    (ii) with respect to any Disputed Matter that relates to Development of the Product, the final decision-making authority shall rest with Sucampo, unless the Disputed Matter relates to the conduct of Post-Approval Marketing Studies by Abbott under Section 4.3.1, in which case Abbott shall have final decision-making authority.
     3.2 Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement, or the Parties expressly so agree in writing. Neither Committee shall have the authority to make any determination that a Party is in breach of this Agreement, or that a Party has engaged or not engaged in acts related to breach. Neither Committee shall have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified, or compliance with which may only be waived, as provided in Section 15.5.
     3.3 Interactions Between a Committee and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Nothing contained in this Article shall prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has a performance or other obligation hereunder, provided that such decisions are consistent with the then-current Commercialization Plan or Development Plan, as applicable, and the terms and conditions of this Agreement.
     3.4 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a Committee.
     3.5 Purpose of the Committees. The Parties acknowledge and agree that the Committees are strictly for the purposes of decision-making and governance of the Agreement.
     3.6 Communication. With regard to the Parties’ entire relationship, the Parties shall cooperate and provide support in connection with each other’s reasonable requests and shall promptly respond to each other’s communications.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
ARTICLE 4
DEVELOPMENT
     4.1 Development Plan
          4.1.1 Initial Plan. The Development of the Product for use in the Field in the Territory shall be governed by a comprehensive, multi-year plan detailing (i) the Development program (including pharmacokinetics studies) to be conducted by Sucampo on an activity-by-activity basis, and (ii) the regulatory strategy for obtaining Regulatory Approval for the Product in the Field in the Territory, which Development program is designed to generate all the Clinical Data and regulatory information required to obtain the Regulatory Approval required for Abbott to be able to Commercialize the Product in the Field in the Territory (the “Development Plan”). Within thirty (30) days following the Effective Date, Sucampo shall prepare and provide to the JDC a proposed Development Plan for its review in accordance with the provisions of ARTICLE 3.
          4.1.2 Amendments. Commencing in the first full Calendar Year after the Effective Date and continuing for so long as Development activities are being performed by or on behalf of Sucampo, Sucampo shall prepare and submit no later than January 31st of each Calendar Year for review by the JDC appropriate amendments and updates to the Development Plan.
     4.2 Responsibilities. Sucampo shall be solely responsible for conducting all Development activities set forth in the Development Plan.
     4.3 Development Activities
          4.3.1 Sucampo Responsibilities. Sucampo shall use Commercially Reasonable Efforts to Develop the Product in the Field in the Territory, including the activities in the Development Plan and in this Section 4.3.1. Sucampo shall be solely responsible for funding and completing all Clinical Studies required to obtain and maintain Regulatory Approval in the Territory in the Field. Sucampo shall be responsible for all the other Development activities contemplated by the Development Plan and shall bear all Development costs required for registration for the CIC Indication of the Product in the Territory. If the Ministry of Health, Labor and Welfare (MHLW), the Pharmaceuticals and Medical Devices Agency (PMDA) or any other Regulatory Authority in the Territory requires or recommends any Phase IV Clinical Studies as a condition to obtaining the Regulatory Approval for the Product in the Field in the Territory or maintaining such Regulatory Approval, Sucampo shall fund, conduct and direct all such Phase IV Clinical Studies.
          4.3.2 Other Post-Approval Marketing Studies. Abbott shall fund, conduct and direct any Post-Approval Marketing Studies determined by the JCSC provided that such Post-Approval Marketing Studies shall not negatively impact Sucampo’s marketing of the Product outside of the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
          4.3.3 Other Development Activities. In the event the JDC identifies an opportunity to expand and optimize the Compound in the Field in the Territory such as expanding the label for the Product for use in the Field in the Territory, Sucampo shall be responsible for the related Development costs (including any Clinical Studies required to expand the label of the Product for use in the Field in the Territory) of pursing any such opportunities for the first six (6) years following Regulatory Approval. Thereafter, in the event JDC identifies an opportunity to expand and optimize the Compound in the Field in the Territory and the Parties decide to pursue such opportunity, the Parties shall then agree on an allocation of the Development costs and activities between Sucampo and Abbott.
     4.4 Conduct of Development
          4.4.1 Compliance. Sucampo shall perform its obligations under the Development Plan and all other Development activities required for registration for the CIC Indication of the Product in the Territory in good scientific manner and in material compliance with Applicable Law.
          4.4.2 Cooperation. The Parties shall reasonably cooperate through the JDC in the performance of the Development Plan.
          4.4.3 Phase III Study Results. Sucampo shall provide Abbott with a copy of the Phase III Study report within ten (10) Business Days after such Phase III Study report has been completed. Within thirty (30) days after Abbott’s receipt of such Phase III Study report and any reasonable documentation in support of such Phase III Study report, that Abbott may request, Abbott shall notify in writing Sucampo whether or not the Phase III Study results are acceptable to Abbott and until Sucampo has received such notification, Sucampo shall restrain from filing the Drug Approval Application. In the event the Phase III Study results do not have a favorable outcome for both Parties, both Parties shall discuss in good faith the results. If the outcome of the discussion is not acceptable to Abbott, Abbott shall have the right to terminate this Agreement and the provisions of Section 12.3 shall apply.
     4.5 Records. Sucampo shall maintain records of its Development activities under the Development Plan in sufficient detail, in good scientific manner and otherwise in a manner that reflects all work done and results achieved in the performance of the Development Plan. Sucampo shall retain such records for at least five (5) years after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law or agreed to in writing by the Parties. Subject to ARTICLE 10, Sucampo shall provide Abbott, upon reasonable request, a copy of such records to the extent reasonably required for the performance of the requesting Party’s obligations and exercise of its rights under this Agreement. Each Party agrees to maintain a policy that requires its employees and consultants to record and maintain Technology developed during the Development Plan in accordance with generally accepted practice in the industry.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
ARTICLE 5
DEVELOPMENT AND COMMERCIALIZATION OF OTHER INDICATIONS
     5.1 Reporting. From time to time during the Term, Sucampo and its Affiliates may seek to develop Other Indication(s). Sucampo shall provide Abbott with notice of such Other Indication(s) within [*] ([*]) Business Days after the [*]. The notice shall include such information with regard to such Other Indication(s) as Sucampo and its Affiliates reasonably determines is necessary to permit Abbott and its Affiliates to evaluate the Other Indication(s) and its/their potential marketability for purposes of determining whether to exercise the option described in Section 5.2. Sucampo shall promptly provide any additional information requested by Abbott.
     5.2 Abbott Right of First Refusal for Other Indications. Abbott shall have [*] ([*]) days from the date of the notice referred to in Section 5.1 to provide a written response as to whether it wishes to participate in negotiations with Sucampo with respect to such Other Indication(s) opportunity, provided that Abbott agrees that, if it determines not to participate in such negotiations prior to the end of such period, it shall in good faith provide written notice to Sucampo promptly upon such determination. If Abbott’s response indicating whether or not it wishes to participate in negotiations with respect to such Other Indication(s) opportunity is not delivered to Sucampo within the [*] ([*]) day response period, Abbott shall no longer have the right to exercise such Other Indication(s) opportunity. If Abbott indicates in its response delivered within such [*] ([*]) day period that it wishes to participate in negotiations with Sucampo with respect to such Other Indication(s) opportunity, the Parties shall then negotiate in good faith for a period of [*] ([*]) days after Abbott’s receipt of such notice. If basic terms and conditions of such license agreement have not been agreed upon by the Parties within the foregoing period, Sucampo shall be entitled to negotiate with Third Parties for the development and commercialization of such Other Indication(s) from any Third Party. If Sucampo receives a bona fide offer to develop and/or commercialize any such Other Indication(s) from any Third Party, Sucampo shall present the material terms of such offer to Abbott in writing. Abbott shall have [*] ([*]) days after receipt of the offer to meet the offer’s material terms on consideration and if Abbott does so, Abbott shall then have the right to develop and commercialize the Product for such Other Indication(s). Sucampo hereby covenants and agrees that in the event Sucampo grants a license to develop and/or commercialize Other Indication(s) in the Territory to a Third Party, Sucampo shall coordinate and consult with Abbott and such Third Party with respect to all regulatory matters related to the Other Indication(s) in the Territory.
ARTICLE 6
REGULATORY
     6.1 Regulatory Filings; Regulatory Approvals

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
          6.1.1 Ownership. Unless prohibited by Applicable Law, Sucampo shall own all Regulatory Filings.
          6.1.2 Regulatory Strategy; Preparation of Regulatory Filings; Communications.
               (a) Development of Regulatory Strategy. The Parties shall reasonably cooperate and consult with each other, through the JDC, in good faith, to develop strategies for all Regulatory Filings in the Field in the Territory for the Compounds and the Product, and from time to time update the Development Plan as appropriate to reflect such developed strategies.
               (b) Preparation of Regulatory Filings; Review of Regulatory Filings. Sucampo shall be responsible for, and possess all rights with respect to: (i) implementing the regulatory strategy for Clinical Studies (other than Post-Approval Marketing Studies) (including interactions with Regulatory Authorities); (ii) preparing and submitting all Regulatory Filings in the Territory in the Field (provided that the Parties shall reasonably cooperate with each other regarding such preparation and submission); and (iii) other public disclosure and confidentiality provisions in this Agreement notwithstanding, obtaining, referencing and using all Regulatory Filings, Pre-clinical Data, Clinical Data and CMC Data for the Product (including but not limited to countries outside the Territory) for use in the Territory in connection with the Regulatory Filings, without any additional compensation from Abbott to Sucampo. At Abbott’s request, Sucampo shall provide Abbott with (a) copies of such Regulatory Filings in the Territory in the Field, Pre-clinical Data, Clinical Data and CMC Data within thirty (30) days, and (b) with other related information as soon as practicable.
               (c) Communications; Regulatory Meetings. After the Regulatory Authorities in the Territory have approved the Drug Approval Application, Abbott shall cooperate, at Abbott’s expense, with Sucampo’s reasonable requests relating to, and provide support in responding to, communications from Regulatory Authorities in the Territory related to the Product in the Field, including providing comments on Sucampo’s submissions’ and responses within ten (10) Business Days from the time of receipt or sooner if required by such Regulatory Authorities.
               (d) Occurrences or Information Arising out of Sucampo Manufacturing Activities. During the Term, Sucampo will advise Abbott, without undue delay following, and in any event within a period not to exceed seven (7) Business Days of, any occurrences or information arising out of Sucampo’s manufacturing activities that have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences concerning the Product in the Field in the Territory, including actual or threatened Regulatory Authorization withdrawals or labeling changes in the Field in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
               (e) Regulatory Authority Inspections. During the Term, Sucampo will be responsible for handling and responding to any Regulatory Authority inspections with respect to Sucampo’s manufacture of the Product. Sucampo will provide to Abbott any information reasonably requested by Abbott and all significant information requested by any Regulatory Authority in the Territory concerning any governmental inspection related to the Product, and will allow Regulatory Authorities in the Territory to conduct reasonable inspections upon the request of such Regulatory Authority.
               (f) Violations or Deficiencies Relating to the Product. In the event Sucampo is inspected by any Regulatory Authority in the Territory, Sucampo will notify Abbott without undue delay, and in any event within a period not to exceed seven (7) Business Days, of any written alleged violations or deficiencies relating to the Product, and any proposed corrective actions to be taken. Sucampo will as expeditiously as practicable take any such corrective action required to comply with the provisions of this Agreement and Applicable Law. Prior to submission of any written response submitted to any applicable Regulatory Authority in the Territory, to the extent reasonably practicable, Abbott may review and comment on any portion of the response regarding written alleged violations or deficiencies relating to the Product; provided that Sucampo shall have final say regarding and the content of any submission to a such Regulatory Authority.
               (g) NHI Price Decisions. For the initial approval of the NHI Price of the Product, Abbott shall have sole approval authority as between the Parties, provided that the initial price proposed by the NHI is equal to or above [*] JPY (JPY [*]) per capsule. In the event the initial NHI Price is below [*] JPY (JPY [*]) per capsule or becomes below [*] JPY (JPY [*]) per capsule by revision of NHI price and not commercially viable for Sucampo or Abbott, then the Parties shall meet and hold good faith discussions to determine an appropriate NHI Price strategy or alternative commercial terms for the Agreement.
     6.2 Product Labels and Inserts; Core Data Sheets. Sucampo shall own and be responsible for the manufacturing of all Product Labels and Inserts and Core Data Sheets for the Product in the Field in the Territory. Abbott shall provide the artwork for the Product Labels and Inserts, subject to Sucampo’s written consent, which shall not be unreasonably withheld, conditioned or denied.
     6.3 Pharmacovigilance Administration. For so long as Sucampo holds the Regulatory Approvals for the Product in the Field in the Territory, Sucampo shall be solely responsible and shall bear all costs of pharmacovigilance administration of Product in the Territory in accordance with the Development Plan and the Pharmacovigilance Agreement, including without limitation, any post-marketing Clinical Studies obligations (PMS) and any obligations to submit periodic safety updated reports (PSUR) to the Regulatory Authorities in the Territory. Sucampo shall ensure that it, its Affiliates, or its licensees provide Abbott with all information and data required to allow Abbott to comply with its regulatory obligations.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     6.4 Adverse Event Reports. Sucampo shall be responsible for investigating Adverse Events and other required safety information associated with the use of the Product in the Field in the Territory. Sucampo shall be responsible for the collection, review, assessment, tracking and filing of information related to Adverse Events, and Sucampo will cooperate and provide or cause Third Parties, as appropriate, to provide such information to Abbott with respect thereto. Within ninety (90) days after the Effective Date, the Parties shall enter into an agreement to initiate a process for the exchange of Adverse Event safety data in a mutually agreed format, including, but not limited to, post-marketing spontaneous reports received by a Party or its Affiliates, sublicensees or Distributors in order to monitor the safety of the Product, and to meet reporting requirements with any applicable Regulatory Authority (“Pharmacovigilance Agreement”).
     6.5 Recalls and Market Withdrawals
          6.5.1 Notification. Each Party shall make every reasonable effort to notify the other Party promptly (but in no event later than forty-eight (48) hours) upon its determination that any event, incident or circumstance has occurred that may result in the need for a Recall or Market Withdrawal of the Product in the Territory, and include in such notice the reasoning behind such determination and any supporting facts.
          6.5.2 Initiation. Both Parties shall jointly determine whether to voluntarily implement any Recall and upon what terms and conditions the Product shall be subject to a Recall in the Territory. Both Parties shall jointly determine whether to voluntarily implement a Market Withdrawal in the Territory and upon what terms and conditions the Product shall be subject to a Market Withdrawal or otherwise temporarily or on a limited basis withdrawn from sale in the Territory. In the event Sucampo and Abbott are unable to agree whether or not to voluntary implement a Recall or Market Withdrawal of the Product in the Territory, notwithstanding anything herein to the contrary, Sucampo shall make the final determination but Abbott shall have the right to immediately terminate this Agreement if it disagrees with Sucampo’s determination. If a Recall is mandated by a Regulatory Authority, Sucampo shall initiate such a Recall to be in compliance with Applicable Law. In the event of any voluntary Recall, Market Withdrawal or other withdrawal of the Product in the Territory, Abbott shall provide, and cause its Affiliates and Sublicensees to provide as necessary, any and all assistance and support reasonably required by Applicable Law, or reasonably requested by Sucampo.
          6.5.3 Responsibility. In the event of a Recall or Market Withdrawal of the Product or any lot(s) thereof, Sucampo shall bear all costs and expenses of such Recall or Market Withdrawal, including expenses and other costs or obligations of Third Parties, the cost and expense of notifying customers and the costs and expenses associated with the Market Withdrawal or Recall of the Product and the cost and expenses of destroying the Product recalled from the market, if necessary, unless such Recall or Market Withdrawal was caused by the Commercialization of the Product by Abbott in the Field in the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Territory, in which case Abbott shall pay for all costs and expenses of such Market Withdrawal to the extent the Recall or Market Withdrawal was caused by Abbott.
     6.6 Complaints. Each Party shall refer to the other Party complaints that it receives concerning the Product in the Territory within forty-eight (48) hours of its receipt of the same; provided that all complaints concerning suspected or actual Product tampering, contamination or mix-up (e.g. wrong ingredients) shall be delivered within twenty-four (24) hours of receipt of the same. Although Sucampo shall be responsible for investigating complaints and taking corrective action as necessary, Abbott shall provide all reasonable efforts and collaboration with Sucampo in the resolution of complaints. Abbott shall train its employees on the proper handling and resolution of complaints concerning the Product.
ARTICLE 7
PROMOTION OF PRODUCTS
     7.1 Commercialization Plan
          7.1.1 Initial Plan and Updates. Approximately six (6) months prior to the estimated date for the filing of the Drug Approval Application, Abbott shall prepare and submit to the JCSC the initial Commercialization Plan, which will include the number of full time representative equivalents to be deployed. The Commercialization Plan shall be revised annually by Abbott and submitted to the JCSC on or before November 30 of each year.
          7.1.2 Contents of Plan. The Commercialization Plan shall, among other things, specify Abbott’s responsibilities for Promotion and Commercialization, including the estimated number of FTEs to be used to Promote the Product in the Field in the Territory and the estimated levels of Annual Net Sales in the Territory in the next Calendar Year.
     7.2 Responsibility. Subject to the terms and conditions of this Agreement, Abbott shall be responsible for all aspects of Commercializing the Product in the Field in the Territory in accordance with the Commercialization Plan, including, but not limited to, the utilization of Third Parties (including Distributors) to Commercialize the Product.
     7.3 Sales Efforts by Abbott. Abbott shall use Commercially Reasonable Efforts (a) to Commercialize the Product in the Territory throughout the Term, and (b) to accomplish the objectives set forth in the Commercialization Plan.
     7.4 Sales Target. In the event Abbott fails to achieve, in the aggregate, the Five Year Cumulative Sales Target during the first sixty (60) months after the First Commercial Sale of the first Product, then Abbott shall have the option to pay to Sucampo the difference in Transfer Price or Floor Transfer Price resulting from the difference between

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
the Five Year Cumulative Sales Target and the cumulative Net Sales achieved during such first sixty (60) months. In the event Abbott does not pay such difference, each Party’s sole remedy under this Section 7.4 shall be to terminate this Agreement upon sixty (60) days prior written notice to the other Party. In no event shall either Party’s termination of the Agreement under this Section 7.4 prevent that Party from pursuing any other remedies for breach of any other provision of this Agreement, including Section 7.3.
     7.5 Costs. Abbott will be responsible for all costs of Commercialization in the Territory, including the costs of developing all Promotional Materials, scientific meetings, CME-related educational symposia, promotional marketing programs, sales training, distribution, salaries and similar expenses, as appropriate.
     7.6 Promotional Materials
          7.6.1 Materials. During the Term, Abbott shall be solely responsible for creating and developing all Promotional Materials to be used in connection with the Promotion of the Product in the Field in the Territory. Abbott shall ensure that all Promotional Materials comply with all Applicable Laws in the Territory and do not infringe or otherwise violate the intellectual property or other rights of any Third Party. To the extent any Promotional Materials are required by Applicable Law to be submitted to the Regulatory Authority in the Territory, Abbott shall make such submissions, and Abbott shall be the Regulatory Authority liaison on all marketing, advertising and Promotional matters. Sucampo, if and to the extent permitted under any agreement with other parties, shall provide Abbott with copies of Promotional Materials used by Sucampo, its Affiliates, its licensees and distributors. In the event Sucampo elects to co-promote the Product in the Field in the Territory in accordance with the provisions of Section 7.6, Abbott shall provide to Sucampo and its Affiliates, at Sucampo’s cost, the same quantities of Promotional Materials per sales representative as it provides to its own sales representative. Sucampo and its Affiliates shall use such Promotional Materials solely to Promote the Product in the Field in the Territory.
          7.6.2 Presentation and Promotion of the Product. The Commercialization Plan shall describe the manner in which the Product will be presented and described to the medical community in any Promotional Materials or other materials and the placement of the Corporate Names of the Parties, in each case as permitted by Applicable Law in the Territory and with the labeling for the Product approved by the applicable Regulatory Authority in the Territory.
     7.7 Co-Promotion of the Product by Sucampo. Sucampo and its Affiliates shall have the right, with [*] ([*]) months prior written notice (unless a shorter time period is approved by Abbott through the JCSC), to elect to participate with Abbott in detailing the Product in the Field in the Territory on the terms and conditions set forth in this Section 7.7, provided, however, that (i) Sucampo and its Affiliates shall be responsible for all costs and shall not be entitled to receive any compensation from Abbott as a result of Sucampo’s and its Affiliates’ co-promotion of the Product and (ii) all Net Sales generated by

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
promotional activities by either Party shall be recognized by Abbott. The level and nature of any such activities shall be determined in good faith by the JCSC. Sucampo or its Affiliates may terminate the co-promotion of the Product in the Territory upon not less than [*] ([*]) months prior written notice to Abbott. In the event Sucampo terminates its co-promotion activities, Abbott, Sucampo and Sucampo’s Affiliates shall reasonably cooperate to transition to Abbott Sucampo’s and its Affiliates’ co-promotion activities with respect to the Product so as to minimize disruption to sales activity of the Product, and Sucampo and its Affiliates shall withdraw its sales representatives from such co-promotion activities in a professional manner. Sucampo shall have the right to sublicense the co-promotion rights set out in this Section 7.7 only upon prior written consent by Abbott, which consent is within Abbott’s full and unfettered discretion.
     7.8 Non Compete.
          7.8.1 During the Term, Abbott and Sucampo shall refrain, and shall cause their respective Affiliates, to refrain from Promoting, marketing, selling or offering to sell any [*] (a “Competing Product”), without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.
          7.8.2 Notwithstanding the foregoing covenant not to compete, it is understood and agreed by the Parties that:
               (a) neither Abbott nor its Affiliates shall be deemed to be in default with respect to the foregoing covenant not to compete as a result of any investment in any other Person that they currently hold;
               (b) the present covenant not to compete shall not be construed to prohibit or limit Abbott, Sucampo, or any of their Affiliates from hereinafter (1) acquiring and continuing to own less than fifty percent (50%) of the outstanding equity of any Person which Promotes, markets, sells or offers to sell any Competing Product in the Territory so long as such Person is not an Affiliate of Abbott or Sucampo or (2) acquiring (i) more than fifty percent (50%) of the outstanding equity of any Person that Promotes, markets sells or offers to sell a Competing Product or (ii) acquiring a Competing Product, provided that Abbott, Sucampo, their Affiliates or such Person divests such Competing Product with respect to the Territory or, at Abbott’s or Sucampo’s election, otherwise ceases to Promote, market, sell or offer to sell such Competing Product in the Territory within twelve (12) months following the consummation of such acquisition;
               (c) [*]; and
               (d) [*].
The Parties further agree and acknowledge that in the event: (1) Sucampo and/or its Affiliates breach this Section 7.8, Abbott shall have all remedies in accordance with

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Section 12.2.1, including lost profit damages; (2) Abbott breaches this Section 7.8, Sucampo’s sole remedy shall be termination in accordance with the provisions of Section 12.2.1, except in the event of Abbott acquiring a Competing Product in Section 7.8.2(b)(2), where Abbott shall have the right to terminate this Agreement if it does not divest the Competing Product and Sucampo shall be entitled to no further remedies.
ARTICLE 8
CONSIDERATION
     8.1 Upfront Payment. Abbott or its Affiliates shall make a nonrefundable payment to Sucampo in the amount of Ten Million United States Dollars (US$10,000,000), within fifteen (15) days of the Effective Date.
     8.2 Milestone Payments. Abbott or its Affiliates shall make each of the following non-refundable payments to Sucampo, in the amounts set forth below, each on a one (1) time basis within the time period specified below:

Milestone Event	Milestone Payment
Initiation of the first Phase III Study for the CIC Indication in the Territory (first patient dose)	US$[*] within fifteen (15) days after the occurrence of the milestone event

Filing of Drug Approval Application for the CIC Indication with Regulatory Authorities in the Territory	US$[*] within fifteen (15) days after the occurrence of the milestone event

Regulatory Approval (including Pricing Approval of the initial NHI Price) of the CIC Indication in the Territory for efficacy and First Commercial Sale	US$[*] within fifteen (15) days after the occurrence of the milestone event

1st occurrence of Annual Net Sales of JPY[*] or more in the Territory	US$[*] within forty-five (45) days after the end of the month during which the milestone event occurs

1st occurrence of Annual Net Sales of JPY[*] or more in the Territory	US$[*] within forty-five (45) days after the end of the month during which the milestone event occurs

1st occurrence of Annual Net Sales of JPY[*] or more in the Territory	US$[*] within forty-five (45) days after the end of the month during which the milestone event occurs

1st occurrence of Annual Net Sales of JPY[*] or more in the Territory	US$[*] within forty-five (45) days after the end of the month during which the milestone event occurs

1st occurrence of Annual Net Sales of JPY[*] or more in the Territory	US$[*] within forty-five (45) days after the end of the month during which the milestone event occurs

1st occurrence of Annual Net Sales of JPY[*] or more in the Territory	US$[*] within forty-five (45) days after the end of the month during which the milestone event occurs

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Milestone Event	Milestone Payment
1st occurrence of Annual Net Sales of JPY[*] or more in the Territory	US$[*] within forty-five (45) days after the end of the month during which the milestone event occurs

1st occurrence of Annual Net Sales of JPY[*] or more in the Territory	US$[*] within forty-five (45) days after the end of the month during which the milestone event occurs
     8.3 Transfer Price and Floor Transfer Price Payments
          8.3.1 Subject to Sections 8.3.2, 8.3.3 and 8.3.4, Abbott shall pay, or cause its Affiliates to pay to, Sucampo, in JPY, the transfer price (the “Transfer Price”) for finished Product ready for commercial sale at the rate of [*] percent ([*]%) of:
               (a) During the Initial Period, the greater of (i) the Net Sales of the Product in the Field in the Territory during the relevant calendar quarter or (ii) [*] percent ([*]%) of the following amount: (a) the NHI Price for such Product, as it may be changed from time to time, multiplied by (b) the number of units of Product sold to Third Parties (based on the unit used for such price) during the relevant calendar quarter by Abbott, its Affiliates or Sublicensees in the Territory to independent, unrelated Third Parties such as wholesalers, Distributors or end-users in bona fide arm’s length transaction; and
               (b) During the Remaining Period, the Net Sales of the Product in the Field in the Territory during the relevant calendar quarter.
          8.3.2 Floor Transfer Price. Upon the first occurrence of a Generic Product reaching, in any consecutive two (2) month period during the Term, more than [*] percent ([*]%) of the total unit market share (based upon mutually agreed Third Party data), Abbott or its Affiliates or Sublicensees shall thereafter pay to Sucampo, in JPY, the transfer price for finished Product sold to Third Parties at the rate of [*] percent ([*]%) of:
               (a) During the Initial Period, the greater of (i) the Net Sales of the Product in the Field in the Territory during the relevant calendar quarter or (ii) [*] percent ([*]%) of the following amount: (a) the NHI Price for such Product, as it may be changed from time to time, multiplied by (b) the number of units of Product sold to Third Parties (based on the unit used for such price) during the relevant calendar quarter by Abbott, its Affiliates or Sublicensees in the Territory to independent, unrelated Third Parties such as wholesalers, Distributors or end-users in bona fide arm’s length transaction.
               (b) During the Remaining Period, the Net Sales of the Product in the Territory during the relevant calendar quarter ((a) or (b), the “Floor Transfer Price”).

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     For the purposes of this Section 8.3.2, the market shall be defined as all products containing the Compound in the Field in the Territory. The example in Exhibit G sets forth the calculation of the payment of the Transfer Price and Floor Transfer Price by Abbott.
          8.3.3 Invoice Price. Promptly after shipment of Product to Abbott, its Affiliates or its Sublicensees, Sucampo shall invoice Abbott, its Affiliates or Sublicensees, as the case may be, at the Invoice Price for such Product shipped to Abbott, its Affiliates or its Sublicensees. Abbott shall pay, or cause its Affiliates to pay, for such Product within forty-five (45) days after such invoice is received by Abbott, its Affiliates, or Sublicensees, as the case may be, provided that if Abbott or its Affiliates reject such Product pursuant to Section 9.7 due to a Patent Defect , a Latent Defect or because the delivery of such Product is not in compliance with the quantities and delivery date set forth on the relevant purchase order or does not meet the minimum shelf life set forth in Section 9.1.2(d), then payment shall be due within forty-five (45) days after receipt by Abbott or its Affiliates of notice from the laboratory or other expert that the invoiced Product does not contain a Patent Defect, Latent Defect or the delivery of Product is in compliance with the quantities and delivery date set forth on the relevant purchase order or meets the minimum shelf life set forth in Section 9.1.2(d).
          8.3.4 Quarterly Reconciliation. Within forty-five (45) days following the last day of each calendar quarter, Abbott will provide to Sucampo a reconciliation of amounts invoiced by Sucampo in accordance with Section 8.3.3 and paid by Abbott for Product shipped to Abbott during such calendar quarter and a calculation of actual Transfer Price or Floor Transfer Price owed to Sucampo based on aggregate Net Sales during such calendar quarter (the “Quarterly Reconciliation”) together with payment or credit representing the difference between the total amount invoiced by Sucampo and paid by Abbott for Product shipped to Abbott during such calendar quarter and the actual Transfer Price or Floor Transfer Price owed to Sucampo as calculated by the Quarterly Reconciliation.
     8.4 Product for Post-Approval Marketing Studies. After Regulatory Approval, the Parties shall meet to discuss in good faith the cost of Product for Post-Approval Marketing Studies. Such cost shall not exceed [*] JPY (JPY [*]) per capsule.
     8.5 Third Party Royalties. If the Development or Commercialization of the Product by Abbott, its Affiliates or Sublicensees in the Field in the Territory infringes or misappropriates any intellectual property rights of a Third Party or Sucampo Affiliate in the Field in the Territory such that Abbott or its Affiliates or Sublicensees cannot Develop or Commercialize the Product in the Field in the Territory as provided for herein without infringing the intellectual property rights of such Third Party and/or Sucampo Affiliate, Sucampo shall obtain such licenses and rights as are necessary for Abbott, its Affiliates or Sublicensees to Develop or Commercialize the Product in the Field in the Territory as provided for herein. Sucampo shall be solely responsible for the payment of all such Third Party Royalties.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     8.6 Payment Dates and Reports. Upon making the payments under Section 8.2 and Section 8.3, Abbott or its Affiliates shall also provide a report showing: (a) a statement identifying the amount of Net Sales during the relevant calendar quarter and, if applicable, the calculation of the Transfer Price or Floor Transfer Price, as applicable, which shall have accrued based upon such amount of Net Sales; and (b) the withholding taxes, if any, required by Applicable Law to be deducted with respect to such sales. Starting with the month following the month in which the First Commercial Sale occurs and continuing thereafter during each month of the Term, within five (5) days following the end of month, Abbott shall provide to Sucampo a monthly report that includes the estimated Net Sales for the previous month solely for revenue recognition purposes.
     8.7 Audit Rights. Each Party shall keep and maintain for at least three (3) years complete and accurate records in sufficient detail to allow confirmation of any payment calculations or components thereof and made hereunder. Upon the written request of a Party (“Auditing Party”) and not more than once in each Calendar Year, the other Party (“Audited Party”) shall permit an independent certified public accounting firm of internationally-recognized standing, selected by the Auditing Party (provided that the Auditing Party shall not without the Audited Party’s prior written consent select the same public accounting firm that conducts the Auditing Party’s annual financial statement audit) and reasonably acceptable to the Audited Party, at the Auditing Party’s expense, to have access, with not less than thirty (30) days notice, during normal business hours, to the records of the Audited Party and its Affiliates as may be reasonably necessary to verify the accuracy of the payments hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm will be instructed to provide its audit report first to the Audited Party, and will be further instructed to redact any proprietary information of the Audited Party not relevant to verifying the accuracy of payments prior to providing that audit report to the Auditing Party. The accounting firm’s audit report shall state whether the applicable report(s) is/are correct or not, and, if applicable, the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional monies were owed by the Audited Party to the other, the Audited Party shall have the option to invoke the arbitration proceedings of Section 15.2 or pay the additional monies within thirty (30) days of the date the Audited Party receives such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the Auditing Party; provided if an error in favor of the Auditing Party of more than ten percent (10%) is discovered, then the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm. Any audit reports provided hereunder shall be the Confidential Information of the Audited Party.
     8.8 Withholding Taxes. All payments made under this Agreement shall be free and clear (exclusive of) of any and all taxes, duties, levies, fees or other charges including, without limitation, any JCT, except for withholding taxes. Where any sum due to be paid to a Party hereunder is subject to any withholding tax, the Parties shall use Commercially Reasonable Efforts to do all such acts and things and to sign all such documents as will

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the paying Party shall deduct any withholding taxes from payment and pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to the receiving Party and secure and send to the receiving Party the best available evidence of such payment.
     8.9 Payments. All Transfer Price, Floor Transfer Price and Quarterly Reconciliation payments due under this Agreement shall be payable in JPY. The upfront payment set forth in Section 8.1 and all the milestone payments set forth in Section 8.2 shall be payable in US Dollars. Unless specified otherwise herein, all payments under this Agreement shall be by appropriate electronic funds transfer in immediately available funds to the following bank account of Sucampo:
Bank information
For US dollar
Bank: [*]
Address: [*]
Swift Code: [*]
Account: [*]
Contact Person: [*]
Telephone: [*]
For JPY
Bank: [*]
Address: [*]
Swift Code: [*]
Account: [*]
Contact Person: [*]
Telephone: [*]
     Each payment shall reference this Agreement and identify the obligation under this Agreement that the payment satisfies. If at any time legal restrictions prevent the remittance of part or all of payments owed by a Party hereunder in the Territory, payments due hereunder shall continue to accrue until such time payment shall be made through any lawful means or methods that may be available as the Parties shall reasonably determine.
     8.10 No Other Compensation. Unless otherwise agreed to by the Parties and set forth in writing, Sucampo and Abbott hereby agree that the terms of this Agreement and all ancillary agreements hereto fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by each Party to the other in

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
connection with the transactions contemplated herein. Neither Party has previously paid or entered into any other commitment to pay, whether orally or in writing, any employee of the other Party, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transactions contemplated herein.
ARTICLE 9
SUPPLY
     9.1 General
          9.1.1 Strategy. The JCSC shall determine the supply strategy for the Compound and the Product in the Territory. The Parties, through the JCSC, shall provide regular updates on the supply of Product in the Territory, and issues related thereto. The Parties will review the supply strategy on an ongoing basis to ensure adequate risk mitigation for supply of the Compound and the Product in the Territory. Sucampo shall keep Abbott promptly informed of inventory or production issues that may affect the availability of Product in the Territory.
          9.1.2 Manufacturing by Sucampo. Subject to the terms and conditions of this Agreement, Sucampo shall manufacture (or have manufactured), in compliance with the Specifications and test and deliver to Abbott and/or its Affiliates or Sublicensees Product, in the quantities and at times as provided herein, for the Development and Commercialization thereof. All such Product manufactured and supplied by or on behalf of Sucampo shall:
               (a) be manufactured in accordance and in compliance with Applicable Law, including cGMP;
               (b) be manufactured in accordance with the applicable Regulatory Filings and Regulatory Approvals;
               (c) upon delivery, not be adulterated or misbranded as defined by Applicable Law;
               (d) upon delivery, have a minimal shelf life of the longer of [*] ([*]) months or [*] percent ([*]%) of the shelf life registered in the underlying Regulatory Approval;
               (e) be free from defects in materials and workmanship; and
               (f) be in compliance with all Specifications for the Product.
          9.1.3 Supply of Additional Materials. Sucampo shall purchase or have purchased all Additional Materials (as referred to in the relevant Regulatory Approvals)

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
which are needed for the manufacture of the Product as per the current regulatory files, under its own liability and costs. If Sucampo wishes to change suppliers of such Additional Materials and the change will have an impact on a Regulatory Filing, such change shall be subject to Abbott’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.
          9.1.4 Sufficient Inventories. For the Term, and subject to the timely supply of the Rolling Forecast pursuant to Section 9.1.5, Sucampo shall cause its supplier to maintain sufficient inventories of Additional Materials required to manufacture the Product in order to ensure timely delivery of the Product. If only one site is used for manufacturing the Compound, Sucampo shall cause its supplier to maintain a safety stock of active Compound equal to six (6) months of forecast demand based on Abbott’s most recent Rolling Forecast. Sucampo shall cause its supplier to maintain a safety stock of Additional Materials to support the Product manufacture and packaging equal to three (3) months of forecast demand based on Abbott’s most recent Rolling Forecast.
          9.1.5 Forecasts and Orders.
               (a) No later than the last Business Day of each calendar month during the Term, Abbott will provide Sucampo with an updated twenty-four (24) month rolling forecast of the Product to be manufactured and supplied by or on behalf of Sucampo (each a “Rolling Forecast”) for the twenty-four (24) month period commencing at the beginning of the following month with the first three (3) months considered a purchase order period. Each Rolling Forecast will be broken down for each month of such period into the quantity (by SKU, packaging and size of Product) and shipping dates. The first two (2) months of each new Rolling Forecast will restate the balance of the purchase order period of the prior Rolling Forecast, and the third month of the Rolling Forecast will constitute the new purchase order for which Abbott will be obligated to purchase and take delivery of the Product.
               (b) Except as set forth herein, all months of the Rolling Forecast other than the first three (3) months will set forth Abbott’s best estimate of its requirements for the supply of Product, and the Rolling Forecast for the months four (4) through twenty-four (24) of each Rolling Forecast will not be binding.
               (c) The Rolling Forecast for each of the months four (4) through twenty-four (24) of each Rolling Forecast shall not increase or decrease by more than [*] ([*]%) on a month-to-month basis.
               (d) Increases or decreases in the Rolling Forecast beyond those set out in Section 9.1.5(c) shall be at Sucampo’s discretion.
          9.1.6 Purchase Order. All purchases of Product shall be pursuant to written purchase orders consistent with Section 9.1.5(a), which shall be placed by Abbott and/or its Affiliates or Sublicensees at least sixty (60) days prior to the date of which

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Product shall be delivered to Abbott or the applicable Affiliate or Sublicensee. Each such purchase order will be consistent with the purchase order period of the most recent Rolling Forecast. If a purchase order for any month is not submitted by the above deadline, Abbott will be deemed to have submitted a purchase order in that month for the amount of Product set forth in the most recent Rolling Forecast for such month. Each purchase order hereunder shall specify the desired quantities of each of the Product, in finished forms and samples, and the delivery dates therefore.
          9.1.7 Acceptance of Orders. Orders and delivery dates will be deemed accepted unless Abbott and/or its Affiliate or Sublicensee receives written notice of rejection within ten (10) Business Days. Sucampo may only reject an order that (a) lists products that are not covered by this Agreement, or (b) that is inconsistent with the amounts permitted by Section 9.1.5 and Section 9.1.6.
          9.1.8 Subcontracting. Abbott hereby authorizes that Sucampo may subcontract the manufacturing of the Compound and the Product with R-Tech Ueno Ltd., provided that no such permitted subcontracting shall relieve Sucampo of any liability or obligation hereunder except to the extent that they are satisfactorily performed by R-Tech Ueno Ltd. Sucampo may subcontract with a Third Party to perform its manufacturing and supply obligations hereunder only to the extent approved in advance by Abbott in writing, which approval shall not be unreasonably withheld, conditioned or delayed; provided that no such permitted subcontracting shall relieve Sucampo of any liability or obligation hereunder except to the extent they are satisfactorily performed by such contractor; provided further that Sucampo may not subcontract any of its manufacturing and supply obligations hereunder unless the agreement pursuant to which it engages any Third Party subcontractor (a) is consistent in all material respects with this Agreement and the Quality Agreement, (b) contains terms obligating such subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement, and (c) contains terms obligating such subcontractor to permit Abbott’s rights of inspection, access and audit provided in this Agreement and the Quality Agreement.
     9.2 Delivery. The Products hereunder shall be delivered FCA the packaging site in the Territory designated from time to time by Sucampo (Incoterms 2000) for the relevant Product on or up to three (3) days before the delivery date specified in the order accepted by Sucampo, subject to the release of the relevant Products as per Section 9.3. Abbott shall designate to Sucampo the carrier which will take delivery of the Product. Sucampo shall contact such carrier when the Product is ready for shipping and shall arrange for collection, and transportation of the Product. Sucampo shall inform Abbott two (2) Business Days prior to pick-up by the carrier. Abbott shall bear the costs for transport of the Product and will be invoiced directly by the carrier. The quantity of each Product actually delivered by Sucampo with respect to each accepted order shall not exceed a range of minus [*] percent ([*]%) up to plus [*] percent ([*]%) of the quantity of the relevant Product specified in the order, unless agreed differently by Abbott or its Affiliates. Delivery documents shall include PO number, quantity, copy of the certificate of analysis,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
items codes and description, lot number, expiry date of Product, number of shippers, weight, number of pallets.
          9.2.1 Limited Supply. In the event that Product is in short supply, Sucampo shall notify Abbott of such shortage as soon as possible. In the event there is a short supply of Product and Sucampo cannot supply Product to Abbott in an amount equal to Abbott’s firm order, then Sucampo (i) shall indemnify Abbott for any loss, including but not limited to loss of profit, arising from such shortage of Product and (ii) shall allocate available Product and cause its Third Party manufacturer to allocate sufficient manufacturing capacity to provide to Abbott in each month that such a shortfall exists (and in each month thereafter until the shortfall to Abbott is remedied) in an amount equal to the product of (a) the amount of available lubiprostone product and/or related manufacturing capacity, multiplied by (b) a fraction the numerator of which is (i) the aggregate of firm orders made by Abbott over the subsequent twelve (12) month period including the shortfall month and the denominator of which is (ii) the sum of (x) the aggregate quantity of firm orders made by Abbott over the subsequent twelve (12) month period including the shortfall months and (y) the aggregate quantity of lubiprostone product over the same twelve (12) month period required by other licensees outside the Territory by reference to firm orders placed with Sucampo for such licensees’ requirements outside the Territory.
          9.2.2 Specifications. Sucampo shall manufacture and package the Products in compliance with (a) the Specifications, (b) GMP, and (c) any other requirements set forth in the Regulatory Approval for the relevant Product. Unless agreed otherwise by Abbott in writing, all Products supplied by Sucampo shall have a minimal shelf life of the longer of [*] ([*]) months or [*] percent ([*]%) of the shelf life registered in the underlying Regulatory Approval.
     9.3 Testing and Release. Testing and release of the Product shall be made in accordance with Exhibit B, which is subject to Regulatory Approval, any amendments thereto and/or any changes to the Japanese pharmacopoeia. During the Term, Sucampo will conduct the commercial stability program with respect to the Product pursuant to Applicable Law, at its own expense.
     9.4 Records. At its own cost, Sucampo shall keep and maintain documentation and records with respect to manufacturing, testing and delivery of Product in accordance with Applicable Law.
     9.5 Manufacturing Changes. Sucampo assumes any and all responsibility for any changes made to the manufacturing processes and test methods for the Product, and for any other changes made relating to the manufacture of Products at the manufacturing location, that are not specific to the Product, and will solely bear all expenses related thereto. For manufacturing changes relating to the manufacture of the Product that are not required by a Regulatory Authority, including but not limited to reformulations of the Product, addition of new strengths to the Product, new presentations and formats of the Product and changes to Product Label and Inserts, that negatively impact Abbott’s

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Commercialization of the Product in the Field in the Territory, then Sucampo shall indemnify Abbott for any loss, including but not limited to loss of profit, arising from such manufacturing changes.
     9.6 Quality Agreement. A Quality Agreement shall be executed between Sucampo and Abbott within one hundred twenty (120) days of the Effective Date with respect to the Product.
     9.7 Non-Conforming Shipment. Abbott will have a period of thirty (30) Business Days from the date of its receipt of a shipment of Product to inspect and reject such shipment for Patent Defects based on Abbott’s normal incoming-goods inspections procedures. In the event Abbott wishes to reject any such shipment for a Patent Defect, Abbott shall provide Sucampo with written notice of such rejection for any Patent Defect within such period of thirty (30) Business Days together with samples of the non-conforming Products in the relevant shipment for testing. In the case of Product with Latent Defects, Abbott will promptly, and in no event more than thirty (30) Business Days of Abbott knowing of any such Latent Defect, notify Sucampo in writing of such Latent Defect; provided however, that any Latent Defect must be notified no later than one (1) month following the expiry date of the applicable Product, together with samples of the non-conforming Products in the relevant shipment for testing. If Sucampo disagrees with Abbott regarding Abbott’s rejection of a shipment or portion thereof based on a Patent Defect or a Latent Defect , the Parties will submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment did not contain a Patent Defect or a Latent Defect, Abbott will bear all expenses of shipping Product to and from and the testing by such independent laboratory for such shipment. If Sucampo or such independent laboratory confirms that such shipment did contain a Patent Defect or a Latent Defect, Sucampo will (i) as soon as practicable, give Abbott a credit for any amount paid with respect to that portion of the Product which had a Patent Defect or Latent Defect, (ii) bear all of Abbott’s expenses of returning such Product to Sucampo or its designee, and (iii) all expenses of shipping Product to and from and the testing by such independent laboratory for such shipment. Sucampo or Abbott, as directed by Sucampo, will dispose of any non-conforming portion of any shipment, at Sucampo’s expense.
     9.8 Audits & Inspections. Sucampo shall use commercially reasonable efforts to make available facilities being used to manufacture Products and relevant manufacturing records for inspection by Abbott for regulatory or quality assurance purposes upon reasonable notice and at reasonable times during normal business hours; provided, however, that the inspection by Abbott hereunder shall be within the scope of inspection that is allowed under the relevant statutes and regulations.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
ARTICLE 10
CONFIDENTIALITY AND NON-DISCLOSURE
     10.1 Confidentiality
          10.1.1 Nondisclosure Obligations. Except to the extent expressly permitted by this Agreement, at all times during the Term and for a period of five (5) years following the expiration or termination hereof, the Receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than the purpose of this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party shall treat Confidential Information as it would its own proprietary information which in no event shall be with less than a reasonable standard of care, and take reasonable precautions to prevent the disclosure of Confidential Information to a Third Party, except as explicitly set forth herein, without written consent of the Disclosing Party.
          10.1.2 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party that:
               (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like or is made generally available by a Third Party, in each case, other than through a wrongful act, fault or negligence on the part of the Receiving Party, or a breach of this Agreement or the Confidentiality Agreement;
               (b) is received from a Third Party without restriction and with the right to disclose such Confidential Information;
               (c) the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;
               (d) the Receiving Party can demonstrate by competent evidence was independently developed by or for the Receiving Party without reference to, use of or disclosure of the Disclosing Party’s Confidential Information; or
               (e) is released from the restrictions set forth in this Agreement by the express prior written consent of the Disclosing Party.
Notwithstanding the foregoing, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
combination and its principles are in the public domain or in the possession of the Receiving Party.
          10.1.3 Authorized Disclosures. The Receiving Party may disclose Confidential Information to the extent that such disclosure is:
               (a) made in response to an order of a court of competent jurisdiction or other Regulatory Authority or any political subdivision or regulatory body thereof of competent jurisdiction; provided that the Receiving Party shall first have, if reasonably possible, given notice to the Disclosing Party and given the Disclosing Party, at such Disclosing Party’s own expense, a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or Regulatory Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such order shall be limited to that information which is legally required, in the reasonable opinion of legal counsel to the Receiving Party, to be disclosed in such response to such court or governmental order;
               (b) otherwise required by Applicable Law or the requirements of a major national securities exchange (e.g., U.S. Securities and Exchange Commission), in the reasonable opinion of legal counsel to the Receiving Party, provided that the Party disclosing such Confidential Information shall exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded and if possible give the other Party a reasonable opportunity to review and comment on any such disclosure in advance thereof (but not less than five (5) Business Days, if possible, prior to the date of such disclosure);
               (c) made to an applicable Regulatory Authority as useful or required in connection with any filing, application or request for Regulatory Approval; provided that reasonable measures shall be taken to assure confidential treatment of such information;
               (d) (i) reasonably necessary in filing or prosecuting of Sucampo Patent Rights directed to the Compound or the Product or (ii) reasonably necessary in defending litigation related to Sucampo Patent Rights if such litigation relates to this Agreement; and
               (e) to the extent necessary, and subject to subcontracting provisions set forth in this Agreement, to its Affiliates, directors, officers, employees, consultants, sublicensees of Abbott or Sucampo (or bona fide potential sublicensees of Abbott or Sucampo), vendors and clinicians, under written agreements of confidentiality substantially similar or at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with a Party performing its obligations or exercising its rights under this Agreement; provided, that either Party may enter into such

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
written agreements that provide for shorter timeframes for maintaining confidentiality than those set forth in this Agreement with the written consent of the other Party.
     10.2 Patient Information. The Parties shall abide (and cause their respective Affiliates and sublicensees to abide), and take (and cause their respective Affiliates and sublicensees to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and other patient protected health information.
     10.3 Press Releases; Publications; Use of Name and Disclosure of Terms.
          10.3.1 Press Release. The Parties have agreed upon the content of a press release which shall be issued substantially in the form attached hereto as Exhibit H as soon as practicable after the execution and delivery of this Agreement. Except for the press release set forth on Exhibit H, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself and, without the prior written consent of both Parties, no Party shall make any press release or other public announcement of or otherwise disclose to any Third Party this Agreement or any of its provisions , except for: (a) disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to the Agreement, provided that such directors, officers, employees, accountants, attorneys, advisers, and agents are required to maintain the confidentiality of the Agreement to the same extent as if they were Parties hereto, (b) such disclosures as may be required by Applicable Law, in which case the disclosing Party shall provide the nondisclosing Party with at least five (5) Business Days prior written notice of such disclosure (to the extent permitted by Applicable Law) so that the nondisclosing Party shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any such required disclosure, the disclosing Party shall use reasonable efforts to obtain confidential treatment for such disclosure or to prevent or modify such disclosure as may be requested by the nondisclosing Party (to the extent permitted by applicable law), and (c) either Party may disclose the terms of this Agreement to its existing or potential investors, lenders, collaborative partners or, in the case of a change of control, acquires as part of their due diligence investigations, provided, however, that such existing investors, lenders, collaborative partners or acquirers have agreed to maintain the confidentiality of the terms of this Agreement and to use such information solely for the purpose of such due diligence investigation.
          10.3.2 Publications. The Parties, through the JDC, shall develop policies and procedures (the “Publication Policies”) for any publication with respect to the results of Clinical Studies and Post-Approval Marketing Studies for a Product in the Territory, including disclosure applicable to clinical trial registries, which policies and procedures shall be consistent with the Parties’ respective policies and procedures for publication and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
disclosure of the results of human clinical trials, with disputes to be resolved in favor of the polity that provides for the broadest disclosure of such results. All abstracts, manuscripts and presentations (including information to be presented verbally) that disclose results of Clinical Studies or Post-Approval Marketing Studies for a Product shall be reviewed and approved by the JDC in accordance with the Publication Policies. Notwithstanding the foregoing, each Party shall provide to the other Party (through the JDC) the opportunity to review each of the submitting Party’s proposed abstracts, manuscripts or presentations (including information to be presented verbally) that relate to any Development activities or otherwise with respect to the Product, at least thirty (30) days prior to its intended presentation or submission for publication, and such submitting Party agrees, upon written request from the other Party given within such thirty (30)-day period, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to sixty (60) days from the date of such written request to seek appropriate Patent protection for any material in such publication or presentation that it reasonably believes may be patentable. Once an abstract, manuscript or presentation has been reviewed and approved by the JDC, the same abstract, manuscript or presentation does not have to be provided again to the other Party for review for a later submission for publication. Each Party also shall have the right to require that any of its Confidential Information (but not the results of the Clinical Studies or Post-Approval Marketing Studies for a Product that have been approved for disclosure pursuant to the Publication Policies) that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation. In any permitted publication or presentation by a party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary standards.
ARTICLE 11
INTELLECTUAL PROPERTY RIGHTS
     11.1 Sucampo Intellectual Property Rights. As between the Parties, Sucampo and its Affiliates shall have sole and exclusive ownership of all right, title and interest (subject to the licenses granted in this Agreement) in and to any and all Sucampo Patent Rights, Sucampo Background Technology and Product Trademarks in the Territory.
     11.2 Patent Filing, Prosecution and Maintenance. Sucampo and its Affiliates, acting through patent counsel of its choice, and in consultation with Abbott, shall be responsible for the preparation, filing, prosecution and maintenance of the Sucampo Patent Rights in the Field in the Territory. Sucampo will notify Abbott and its Affiliates within thirty (30) days in the event that Sucampo and its Affiliates decide not to prepare, file, prosecute and/or maintain the Sucampo Patent Rights in the Field in the Territory, and shall assign to Abbott its rights into the applicable Sucampo Patent Rights in the Field in the Territory. Abbott or its Affiliates shall then have the right and option to do so at its own expense and shall own any resulting patent applicable or patent. Such rights of Abbott

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
would be in addition to, and not replace, any other rights and remedies of Abbott’s available by Applicable Law and/or this Agreement.
     11.3 Information and Cooperation. Sucampo shall (a) provide Abbott with copies of all patent applications filed with respect to the Sucampo Patent Rights that cover the Product in the Field in the Territory and other material submissions and correspondence with the Japan Patent Office relating thereto, in sufficient time to allow for review and comment by Abbott, (b) provide Abbott and its patent counsel with an opportunity to consult with Sucampo and its patent counsel regarding the filing and contents of any such application, amendment, submission or response with respect to the Sucampo Patent Rights that cover the Product in the Field in the Territory and (c) provide notice of filing of new Sucampo Patent Rights that cover the Product in the Field in the Territory to Abbott within ten (10) Business Days of such filing. Sucampo hereby agrees that the advice and suggestions of Abbott and its patent counsel shall be taken into reasonable consideration by Sucampo and its patent counsel in connection with each filing.
     11.4 Product Trademarks. As between the Parties, Sucampo and its Affiliates shall own all Product Trademarks and all goodwill associated therewith. Sucampo shall be responsible for the filing, prosecution, defense and maintenance before all Trademark offices of all Product Trademarks and using Commercially Reasonable Efforts to ensure Product Trademarks exist in the Territory, and are kept in good standing during the Term and any period thereafter that Abbott has a license to such Product Trademarks under Section 2.1.3. If, at the expiration of the Term (but not in the event of early termination of the Agreement), Abbott wishes to continue to sell the Product under the Product Trademark, the license granted to Abbott and its Affiliates in Section 2.1.3 to the Product Trademark shall continue for an additional ten (10) years with the option for Abbott to renew such license for two (2) additional terms of ten (10) years each. If Sucampo chooses not to prepare, file, prosecute, maintain or defend any Product Trademarks in the Territory, then Abbott or its Affiliates shall have the right and option to do so at its own expense. At Abbott’s request, Sucampo shall register domain names containing all or any of the Product Trademarks, including without limitation, the Amitiza Trademark.
     11.5 Intellectual Property Legal Actions
          11.5.1 Notice of Third Party Infringement and Third Party Litigation. In the event (a) either Party becomes aware of any possible infringement of any Sucampo Patent Rights or Sucampo Background Technology relating to the Product or any Product Trademark in the Field in the Territory, (b) either Party becomes aware of the submission by any Third Party of regulatory filing in the Territory for a product that seeks approval to sell the Compound in Field, or the regulatory approval granted upon such regulatory filing, (c) either Party becomes aware of any interference, opposition, or a nullity action being filed in the Territory against any Sucampo Patent Right that relates to the making, use or sale by a Third Party of a Product in the Field, or (d) either Party becomes aware of the institution or threatened institution of any suit by a Third Party against such Party for

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
patent infringement involving the sale, distribution or marketing of any Product in the Field in the Territory (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).
          11.5.2 Sucampo’s Right to Enforce and Defend. In the event of an Infringement, Sucampo and its Affiliates shall have the right and option to initiate legal proceedings, through counsel of its choosing, or take other commercially reasonable steps regarding such Infringement. If Sucampo and its Affiliates do not take or initiate commercially reasonable steps to initiate legal proceedings or take other actions regarding the Infringement within thirty (30) days from any Infringement Notice, then Abbott and its Affiliates shall have the right and option to do so at its own expense.
          11.5.3 No Settlement and Allocation of Damages. Neither Party shall settle any Infringement claim or proceeding under this Section 11.5 that would limit the rights of a Party hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. If either Abbott and/or Sucampo collects any settlement or judgment from any Third Party infringers, the Parties shall first allocate any such amounts to each Party equal to their respective attorneys’ fees, litigation costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of the attorneys’ fees, litigation costs and expenses of both Parties). To the extent that any such award of damages represents lost Net Sales, any additional amounts collected shall be payable to Abbott with a deduction equal to the Transfer Price percent in Section 8.3 payable to Sucampo. To the extent that any such award of damages does not represent lost Net Sales, Sucampo shall retain all of any additional amounts collected after the allocation for costs described above.
          11.5.4 Right to Representation. Abbott and its Affiliates shall have the right, at their own expense, to participate and be represented by counsel that it selects, in any legal proceedings or other action instituted under this Section 11.5 by Sucampo.
          11.5.5 Cooperation. In any action, suit or proceeding instituted under this Section 11.5, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join therein and shall be represented using counsel of its own choice, at the requesting Party’s expense.
ARTICLE 12
TERM AND TERMINATION
     12.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall expire upon the latest of (a) eighteen (18) years after the Effective Date, (b) a period of fifteen (15) years after the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
First Commercial Sale, or (c) the loss of Data Exclusivity with respect to the Product (the “Term”). If the Term of this Agreement expires or this Agreement is terminated earlier pursuant to Section 4.4.3, Section 7.4, Section 12.2.1(b), Section 12.2.2 or Section 12.2.3, then, at Abbott’s request, the Parties shall negotiate in good faith the terms by which Abbott could continue to promote or co-promote and distribute the Product in the Field in the Territory or Abbott will sell back to Sucampo, and Sucampo will repurchase from Abbott, at Abbott’s actual cost, any remaining inventory of Product with greater than twelve (12) months remaining shelf life.
     12.2 Termination
          12.2.1 Termination for Material Breach. In the event of an alleged material breach of this Agreement by a Party, the other Party must give the Party that is allegedly in default notice thereof if such non-breaching party intends to terminate the Agreement pursuant to this Section 12.2.1. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with this Section. It is the Parties’ express intent that consideration shall first and foremost be given to remedying any breach of this Agreement through the payment of monetary damages or such other legal or equitable remedies as shall be appropriate under the circumstances, as decided, in each case, according to the provisions of Section 15.2, and that there shall only be a limited right to terminate this Agreement as a matter of last resort, except as otherwise set forth in this Agreement. If, however, a Party receives a notice of material breach that relates solely to the payment of amounts due hereunder, and (a) there is no dispute as to the amounts owed and (b) such breach for non-payment is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled to terminate this Agreement by giving written notice to the defaulting Party. In the event that the neutral (as defined in Exhibit F), in accordance with the procedures set forth in Section 15.2, has rendered a ruling that a Party has materially breached this Agreement, which ruling specified the remedies imposed on such breaching Party for such breach, and the breaching Party has failed to comply with the terms of such adverse ruling within the time period specified therein for compliance, or if such compliance cannot be fully achieved by such date, the breaching Party has failed to commence compliance and/or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, or in the event the material breach cannot be remedied, then in each case the non-breaching Party shall then in each case the non-breaching Party shall have the following rights:
               (a) if Abbott is the breaching Party that failed to cure such breach or, if applicable comply with an adverse ruling and if the basis for such breach is Abbott’s failure to abide by a material obligation under this Agreement, Sucampo may terminate this Agreement by delivering written notice to Abbott after the expiration of the period during which Abbott was to comply as set forth in the adverse ruling (if applicable); and

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
               (b) if Sucampo is the breaching Party that failed to cure such breach or, if applicable, comply with an adverse ruling and if the basis for such breach is Sucampo’s failure to abide by a material obligation under this Agreement, Abbott may terminate this Agreement by delivering written notice to Sucampo after the expiration of the period during which Sucampo was to comply as set forth in the adverse ruling (if applicable).
          12.2.2 Termination for Insolvency. In the event a Party files for protection under the bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.
          12.2.3 Termination for Product Withdrawal or Material Adverse Event. In the event the Product or another product containing the Compound for use in the CIC Indication is withdrawn from the market by a Regulatory Authority in the Territory, in the United States or Europe or Abbott has a reasonable safety concern with respect to the Product, then Abbott may terminate this Agreement effective immediately upon written notice to Sucampo.
     12.3 Consequences of Termination of Agreement. Upon any termination of this Agreement by a Party pursuant to Sections 4.4.3, 7.4, 12.2.1, 12.2.2 or 12.2.3:
               (a) the licenses granted by Sucampo to Abbott under this Agreement shall terminate, and all rights granted by Sucampo to Abbott shall be returned to Sucampo free of charge, except for any licenses granted pursuant to Section 2.1.5 or rights acquired pursuant to Section 2.1.6;
               (b) all Development, Commercialization and Promotion activities under this Agreement shall promptly cease; and
               (c) each Party, at the request of the other Party, shall return or destroy, and thereafter provide to the other Party written certification evidencing such destruction, all data, files, records and other materials in its possession or control relating to the other Party’s Technology, or containing or comprising the other Party’s Confidential Information.
     12.4 Surviving Provisions. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of Sections 2.1.3 (to the extent provided in Section 11.4), 2.1.5, 2.1.6, 4.5, 8.7, 11.4 (to the extent set forth therein), 12.3, 12.4 and 13.10 and those of ARTICLE 10, ARTICLE 14 and ARTICLE 15 and, to the extent

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
applicable, all other Sections or Articles referenced in any such Section or Article and including ARTICLE 1, shall survive such termination.
     12.5 Continued Obligations. Upon expiration or termination of this Agreement, in whole or in part, for any reason, nothing herein shall be construed to release either Party from any accrued rights or obligations that matured prior to the effective date of such expiration or termination, nor preclude either Party from pursuing any right or remedy it may have hereunder or at law or in equity with respect to any breach of this Agreement.
ARTICLE 13
REPRESENTATIONS AND WARRANTIES
     13.1 Mutual Representations and Warranties. Sucampo and Abbott each represents and warrants to the other, as of the Effective Date, as follows:
          13.1.1 Corporate Power. Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder.
          13.1.2 Due Authorization. Such Party has taken all necessary corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.
          13.1.3 Binding Agreement. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with the terms hereof subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.
          13.1.4 Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) does not conflict with or violate any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way and (b) does not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
     13.2 Compliance with Applicable Law. Sucampo and Abbott each represents, warrants and covenants to the other that it shall comply, in all material respects, with Applicable Law relating to such Party’s rights, duties, responsibilities and obligations set forth in this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     13.3 Intellectual Property — Sucampo Representations and Warranties
          13.3.1 Right to Grant Licenses. Sucampo is the sole and exclusive licensee in the Territory of all right, title and interest in and to, and is entitled to grant the sublicenses granted to Abbott, with respect to the Patent Rights listed in Exhibit D. The Patent Rights listed on Exhibit D constitute all Patent Rights Controlled by Sucampo and its Affiliates that would be infringed by the Development and Commercialization of the Product in the Field in the Territory. Sucampo represents and warrants to Abbott that it has the right to grant to Abbott the rights and licenses set forth in this Agreement, free and clear of any licenses, sublicenses and all encumbrances. Sucampo represents and warrants that no agreements exist with Third Parties that limit or restrict use of the Sucampo Patent Rights or Sucampo Background Technology in the Field in the Territory. Sucampo represents, warrants and covenants that it will not enter into an agreement that is inconsistent with the rights and licenses granted to Abbott in this Agreement.
          13.3.2 No Existing Claims. Sucampo represents, warrants and covenants that, to its knowledge, as of the Effective Date, Sucampo Patent Rights and Product Trademarks are valid and in good standing, all assignments for patents and patent applications have been appropriately obtained and recorded, all inventors have been correctly and appropriately listed, and no inventorship disputes exist. There is, to Sucampo’s knowledge, as of the Effective Date, no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened that challenges Sucampo’s interest in the Sucampo Patent Rights or Product Trademarks or makes any adverse claim of ownership thereof. To Sucampo’s knowledge, as of the Effective Date, none of the relevant Patent Rights and Trademarks in the Sucampo Patent Rights and Product Trademarks are the subject of any pending or threatened, adverse claim, judgment, injunction, order, decree or agreement restricting its use in connection with the Product in the Field in the Territory.
          13.3.3 Disclosure and Delivery. Sucampo represents, warrants and covenants that Sucampo shall, to its knowledge, have the full right and legal capacity to disclose and deliver the Sucampo Patent Rights and Product Trademark without violating the rights of Third Parties.
          13.3.4 Maintaining Existing Licenses and Rights. Sucampo represents, warrants and covenants that Sucampo and its Affiliates shall maintain all rights and licenses executed by Sucampo and its Affiliates that materially affect Abbott’s rights set forth in this Agreement. In the event Sucampo receives written notice that it is in breach of any such rights or license, Sucampo represents and warrants that it shall give prompt written notice to Abbott and take all commercially reasonable actions to cure such breach. Sucampo represents, warrants and covenants that Sucampo shall use Commercially Reasonable Efforts to ensure Product Trademarks exist in each country in the Territory and are kept in good standing during the Term.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
          13.3.5 Future Authorizations. Sucampo shall obtain and maintain during the Term all authorizations, consents and approvals, governmental or otherwise, necessary for Sucampo to grant the rights and licenses granted by Sucampo under this Agreement.
          13.3.6 Non-Infringement. As of the Effective Date, Sucampo is not aware of any intellectual property owned or controlled by a Third Party that would be infringed or misappropriated by the Development, manufacture and Commercialization of the Product in the Field in the Territory, and Sucampo has received no written claims relating to any such infringement or misappropriation.
     13.4 No Debarment. Each Party certifies as of the Effective Date that neither Party has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. Each Party further certifies as of the Effective Date that it has not used prior to the Effective Date and shall not use during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. Each Party further represents, warrants and covenants that its not sanctioned, suspended, excluded or otherwise declared ineligible from any Regulatory Authority healthcare program, including, but not limited to any United States healthcare program, such as Medicare or Medicaid or comparable foreign healthcare program. In the event that during the Term, such Party (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; (ii) received notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction or ineligibility, such Party shall immediately notify the other Party. In the event a Party becomes debarred by a Regulatory Authority during the Term, the other Party shall have a right to terminate this Agreement upon thirty (30) days written notice to the debarred Party.
     13.5 No Litigation. As of the Effective Date, Sucampo represents and warrants that there is no pending, settled or, to its knowledge, threatened litigation with respect to the Compound or the Product or that may materially affect Sucampo’s ability to grant the rights and licenses granted by Sucampo under this Agreement.
     13.6 Manufacturing of the Compound and the Product. Sucampo represents, warrants and covenants that during the Term Sucampo and any permitted subcontractor of Sucampo shall manufacture the Compound and the Product supplied to Abbott, its Affiliates or Sublicensees in the Territory.
     13.7 No Additional Material Information. Sucampo represents and warrants that, to its knowledge, there is no material information that has not been provided to Abbott that may be relevant to the transaction contemplated by this Agreement.
     13.8 Affiliate Compliance. Abbott represents and warrants that each of Abbott’s Affiliates who obtain a license as permitted under Section 2.1.1 will comply with the terms

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
of this Agreement, and that Abbott shall remain responsible for and be a guarantor of the compliance of all such Affiliates.
     13.9 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE MANUFACTURE OF PRODUCT, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ALL WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
     13.10 Limited Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN CIRCUMSTANCES OF INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS SET FORTH IN ARTICLE 14 AND BREACHES OF A PARTY’S CONFIDENTIALITY OBLIGATIONS HEREUNDER AND SUCAMPO’S INDEMNIFICATION IN SECTIONS 9.2.1 AND SUCAMPO’S LIABILITY IN SECTION 7.8, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST REVENUES, OR COST/EXPENSE OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.
ARTICLE 14
INDEMNIFICATION; INSURANCE
     14.1 Indemnification by Abbott. Abbott agrees to indemnify, defend and hold harmless Sucampo and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (“Sucampo Indemnitees”) from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ fees and other expenses of litigation and/or arbitration) (collectively, “Losses”) resulting from a claim, suit or proceeding made or brought by a Third Party (collectively, a “Third Party Claim”) arising out of or resulting from the following:
               (a) improper storage or handling of the Product by Abbott or its Affiliates, Sublicensees or Distributors;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
               (b) Abbott’s or its Sublicensees’ or Distributors’ negligence or willful misconduct in regard to its performance, or non-performance, under this Agreement; or
               (c) Abbott’s breach of or failure to perform under this Agreement, including a breach of any of Abbott’s representations or warranties hereunder;
          In all cases, (a) through (c), except for Losses for which Sucampo has an obligation to indemnify Abbott Indemnitees pursuant to Section 14.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for Losses.
     14.2 Indemnification by Sucampo.
          14.2.1 General Indemnity. Sucampo agrees to indemnify, defend and hold harmless Abbott and its Affiliates and their respective employees, agents, officers, directors and permitted assigns (“Abbott Indemnitees”) from and against any and all Losses resulting from a Third Party Claim arising out of or resulting from the following:
               (a) improper storage, handling, manufacturing, formulation or contamination of the Compound or the Product by Sucampo or its Affiliates or Third Party subcontractors;
               (b) Infringement of Third Party intellectual property rights by the Product or any Product Trademark;
               (c) failure by Sucampo or any Affiliate or subcontractor of Sucampo to supply Product in accordance with the Specifications and Applicable Law;
               (d) any personal injury or death caused by the Product for use in the Field in the Territory due to a design defect;
               (e) any other product liability claim;
               (f) Sucampo’s and/or its subcontractors’ negligence or willful misconduct in regard to its performance, or non-performance, under this Agreement; or
               (g) Sucampo’s breach of or failure to perform under this Agreement, including a breach of any of Sucampo’s representations or warranties hereunder;
In all cases (a) through (h), except for Losses for which Abbott has an obligation to indemnify the Sucampo Indemnitees pursuant to Section 14.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
          14.2.2 Procedures for Indemnification. The obligations of an indemnifying Party under Section 14.1 and Section 14.2 shall be governed by and contingent upon the following:
          14.2.3 Notice of Claim. Each Party shall give the other Party prompt written notice of any Third Party Claim (an “Indemnification Claim Notice”). Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the loss claimed (to the extent that the nature and amount of such loss is known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim. The indemnifying Party shall not be required to provide indemnification with respect to a Third Party Claim to the extent that the defense of such Third Party Claim is materially prejudiced by the failure to give timely notice by the indemnified Party.
          14.2.4 Assumption of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the indemnified Party within fourteen (14) days after the indemnifying Party’s receipt of an Indemnification Claim Notice or sooner if necessary. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgement that the indemnifying Party is liable to indemnify any Abbott Indemnitees or Sucampo Indemnitees (as applicable) in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any indemnified Party’s claim for indemnification.
          14.2.5 Control of the Defense. Upon the assumption of the defense of a Third Party Claim by the indemnifying Party:
               (a) the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party, which shall be reasonably acceptable to the indemnified Party;
               (b) the indemnified Party shall promptly deliver to the indemnifying Party all original notices and documents (including court papers) received by the indemnified Party in connection with the Third Party Claim; and
               (c) except as expressly provided in Section 14.2.4, the indemnifying Party shall not be liable to the indemnified Party for any legal expenses subsequently incurred by such indemnified Party or any Abbott Indemnitee or Sucampo Indemnitee (as applicable) in connection with the analysis, defense or settlement of the Third Party Claim. To the extent that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
suit) and any loss incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such indemnified Party or Indemnitee.
          14.2.6 Right to Participate in the Defense. Without limiting Section 14.2.4 or Section 14.2.5, any Abbott Indemnitee or Sucampo Indemnitee (as applicable) shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose; provided that such retention shall be at its own expense unless, (a) the indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 14.2.4 (in which case the indemnified Party shall control the defense), or (b) the interests of the Indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.
          14.2.7 Settlement
               (a) The indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of any Third Party Claim, on such terms as the indemnifying Party, in its reasonable discretion, shall deem appropriate; provided that:
                    (i) the sole relief provided is the payment of money damages;
                    (ii) the consent, settlement or other disposition does not, and will not, result in a finding or admission of any violation of any Applicable Law or any violation of the rights of any person and does not materially affect any other claims that may be made against the indemnified Party;
                    (iii) the consent, settlement or other disposition does not, and will not, result in the indemnified Party’s rights under this Agreement being adversely affected; and
                    (iv) the consent, settlement or other disposition does not, and will not, result in the indemnified Party becoming subject to injunctive or other relief or otherwise will adversely affect the business of the indemnified Party in any manner.
               (b) With respect to all other Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with ARTICLE 14, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim with the prior written consent of the indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by an indemnified Party that is

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
reached without the prior written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
          14.2.8 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the indemnified Party for any out-of-pocket expenses in connection therewith.
     14.3 Insurance. Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein, which shall protect Indemnitees with respect to events covered by Section 14.1 and Section 14.2. Such insurance (a) shall be primary insurance with respect to each Party’s own participation under this Agreement, (b) shall be issued by a recognized insurer rated by A.M. Best “A-VII” (or its equivalent) or better, or an insurer pre-approved in writing by the other Party, (c) shall list the other Party as an additional named insured thereunder, and (d) shall require thirty (30) days written notice to be given to the other Party prior to any cancellation, non-renewal or material change thereof. The types of insurance, and minimum limits shall be General liability insurance with a minimum limit of [*] JPY (JPY [*]) per occurrence and [*] JPY (JPY [*]) in aggregate. General liability insurance shall include, at a minimum, Professional Liability, Clinical Trial Insurance and, beginning at least thirty (30) days prior to First Commercial Sale of the Product, product liability insurance. Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with this Section. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which such Party continues to make, to have made, to use, to offer for sale or to sell a product that was the Product under this Agreement, and thereafter for a period of five (5) years. Notwithstanding the foregoing, either Party may self-insure in whole or in part the insurance requirements described above, provided such Party continues to be investment grade determined by reputable and accepted financial rating agencies . For purposes of determining whether Sucampo has obtained and maintained the required amounts of insurance pursuant to this Section, insurance obtained and maintained by R-Tech Ueno, Ltd. shall be included as if such insurance was obtained and maintained by Sucampo.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
ARTICLE 15
MISCELLANEOUS
     15.1 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the substantive laws of New York, United States of America, without regard to conflict of laws principles, except that (a) questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent, shall have been granted and (b) matters related to Regulatory Filings and Regulatory Approval, shall governed by the Pharmaceutical Affairs Law of Japan (Law No. 145 of 1960, as amended) and (c) any matters to be exclusively resolved pursuant to the Applicable Laws in the Territory, shall be resolved by the Applicable Laws in the Territory. The Parties hereby exclude the United Nations Convention on Contracts for the International Sale of Goods from this Agreement.
     15.2 Arbitration. In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party hereunder, other than any Disputed Matter that is submitted for resolution as provided in Section 3.1.5 and non-conformity of Product under Section 9.7, the Parties shall initiate an arbitration proceeding to be conducted in accordance with the procedures set forth in Exhibit F.
     15.3 Notices
          15.3.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and in English, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by internationally recognized overnight delivery service that maintains records of delivery, or transmitted by facsimile (with transmission confirmed), addressed to the Parties at their respective addresses specified in Section 15.3.2, or to such other address as the Party to whom notice is to be given may have provided in writing to the other Party, in accordance with this Section 15.3. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or upon receipt (at the place of delivery) if sent by an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
          15.3.2 Addresses for Notice

For Abbott:	For Sucampo:
Abbott Japan Co. Ltd.	Sucampo Pharma, Ltd.
[*]	[*]

With a copy to:	With a copy to:

Abbott Laboratories	Sucampo Pharma, Ltd.
[*]	[*]

With a copy to:	With a copy to:

Abbott Laboratories	Sucampo Pharmaceuticals, Inc.
[*]	4520 East West Highway
3rd Floor
Bethesda, MD 20814
Fax: [*]
Attention: CEO office
     15.4 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in ARTICLE 10 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of ARTICLE 10 may result in irreparable injury to the other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of ARTICLE 10 by a Party, the other Party shall be entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. Nothing in this Section 15.4 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.
     15.5 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument signed by duly authorized representatives of both Parties or, in the case of waiver, signed by duly authorized representatives of the Party waiving compliance. The delay or failure of a Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by a Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     15.6 No Third Party Beneficiaries. Except as set forth in Section 14.1 and Section 14.2, the provisions of this Agreement are for the sole benefit of the Parties and their permitted successors and permitted assigns and none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any employee or creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
     15.7 Relationship of the Parties. Nothing in this Agreement shall be construed (a) to create or imply a partnership, association, joint venture or fiduciary duty between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, or (d) to give either Party the right to bind the other or to create any duties or obligations between the Parties, except as expressly set forth herein. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs/expenses and obligations incurred by reason of such employment shall be for the account and expense of such Party. The Parties agree that the rights and obligations under this Agreement are not intended to constitute a partnership or similar arrangement that will require separate reporting for tax purposes in the Territory.
     15.8 Assignment and Successors. This Agreement is personal to both Parties and neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose — other than Abbott’s right to sublicense under ARTICLE 2 of its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, except that (a) each Party may, on providing written notice to the other Party, assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the written consent of the other Party to any of its Affiliates or to any purchaser of all or substantially all of its assets and/or all or substantially all of its assets to which this Agreement relates or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation, (b) Sucampo may, without the prior written consent of Abbott, subcontract its manufacturing obligations under this Agreement to R-Tech Ueno, Ltd. and (c) Abbott may perform any or all of its obligations and exercise any and all of its rights under this Agreement through any of its Affiliates. Any permitted assignee of all of a Party’s rights under this Agreement shall be deemed to be a party to this Agreement as though named herein; provided with respect to an assignment to an Affiliate, such assigning Party shall remain responsible for the performance of all of its obligations under this Agreement and the performance by such Affiliate of the rights and obligations assigned to such Affiliate, (ii) shall cause such Affiliate to act in a manner consistent with this Agreement. Any attempted assignment or delegation in violation of this Section shall be void.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     15.9 Binding Effect. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party, provided that such Party, if it survives, shall remain jointly and severally liable for the performance of such delegated obligations under this Agreement.
     15.10 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties under this Agreement which is not within the reasonable control of the Party affected, not due to malfeasance, and which, with the exercise of due diligence could not have been avoided (“Force Majeure”), including, without limitation, fire, explosion, flood, earthquake, war, accident, strike, riot, terrorist attacks, civil commotion, acts of God, or the like, will not excuse such Party from the performance of its obligations or duties under this Agreement, but will suspend such performance during the continuation of Force Majeure. The Party prevented from performing its obligations or duties because of Force Majeure shall be required to, as soon as reasonably possible, notify the other Party hereto of the occurrence and particulars of such Force Majeure and shall be required to provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The Party so affected shall use reasonable efforts to avoid or remove such causes of nonperformance. Upon termination of Force Majeure, the obligation to perform any previously suspended obligation or duty shall promptly recommence.
     15.11 Headings; References. Article, Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or as amended if expressly stated in this Agreement.
     15.12 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties acknowledge and agree that: (a) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (b) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
     15.13 Severability. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms, provisions or conditions or parts thereof of this

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Agreement, or the application hereof to any circumstances, to be illegal, invalid or to be unenforceable in a final non-appealable order, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, in each case provided that the basic purpose and structure of this Agreement is not altered.
     15.14 Entire Agreement. This Agreement and the Quality Agreement constitute the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter of the Agreement, including all confidentiality agreements entered in to between the Parties with respect to the subject matters hereof. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement. All Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Exhibits and this Agreement, the terms of this Agreement shall govern.
     15.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and both of which, taken together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
     15.16 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective attorneys and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.
     15.17 Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to give effect to this Agreement.
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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SUCAMPO PHARMA, LTD.		ABBOTT JAPAN CO. LTD.

By:	/s/ Ryuji Ueno, MD, PhD, PhD (Signature)	By:	/s/ [*] (Signature)

Ryuji Ueno, MD, PhD, PhD		[*]

(Printed Name) Ryuji Ueno, MD, PhD, PhD		(Printed Name) [*]

(Title) President & Representative Director		(Title) President and Representative Director

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT A
COMPOUND, INSOMERS AND TAUTOMERS
Chemical Name: [*]

Code Name: SPI-0211, SPL-0211, RU-0211
CAS Number: 333963-40-9
Monocyclic Tautomer
CAS Number: 136790-76-6

1

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT B
TESTING AND RELEASE

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[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT C
PRODUCT TRADEMARKS

Trade Mark	Country	Class	Appl. No.	Appl. Date	Regist. No.	Regist. Date	Status	Next renewal
AMITIZA	JAPAN	5	2006-086199	2006/9/14	5039486	2007/4/6	Registration	2017/4/6
	JAPAN	5	2008-090429	2008/11/7			pending
	JAPAN	5	2008-090430	2008/11/7			pending

1

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT D
SUCAMPO PATENT RIGHTS

Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date
[*]]	JAPAN	[*]]	[*]	[*]	[*]]
[*]]	JAPAN	[*]]	[*]]	[*]]	[*]]
[*]]	JAPAN	[*]]	[*]]	[*]]	[*]]
[*]]	JAPAN	[*]]	[*]]	[*]]	[*]]
[*]]	JAPAN	[*]]	[*]]	[*]]	[*]]
[*]]	JAPAN	[*]]	[*]]	[*]]	[*]]

1

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT E
JCSC AND JDC INITIAL MEMBERS
ABBOTT
JCSC Initial members:          [*]
JDC Initial members:            [*]
SUCAMPO
JCSC Initial members: Ryuji Ueno, Sachiko Kuno, Takashi Sekida

JDC Initial members: Ryuji Ueno, Gayle Dolecek, Nobuaki Sato

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT F
ALTERNATIVE DISPUTE RESOLUTION
The Parties recognize that from time to time a dispute may arise relating to either Party’s rights or obligations under this Agreement. The Parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding, upon the Parties.
To begin the ADR process, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.
1. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.
2. Within twenty-one (21) days following the initiation of the ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, each Party will select one independent, impartial and conflicts-free neutral and those two neutrals will select a third independent, impartial and conflicts-free neutral within ten (10) days thereafter. None of the neutrals selected may be current or former employees, officers or directors of either Party, its subsidiaries or Affiliates.
3. No earlier than forty-five (45) days or later than seventy (70) days after selection, the neutral(s) shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place in New York, New York. If the Parties cannot agree, the neutral(s) shall designate a location other than the principal place of business of either Party or any of their subsidiaries or Affiliates.
4. At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral(s):
(a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
(b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;
(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The Parties agree that neither side shall seek as part of its remedy any punitive damages.
(d) a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed fifty (50) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.
Except as expressly set forth in subparagraphs 4(a) — 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.
5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:
(a) Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.
(b) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.
(c) The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.
(d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.
(e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral(s) shall have sole discretion regarding the admissibility of any evidence.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
6. Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral(s) a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed thirty (30) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.
7. The neutral(s) shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The neutral(s) shall not issue any written opinion or otherwise explain the basis of the ruling.
8. The neutral(s) shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the Parties(including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
(a) If the neutral(s) rule(s) in favor of one Party on all disputed issues in the ADR, the losing Party shall pay one hundred percent (100%) of such fees and expenses.
(b) If the neutral(s) rule(s) in favor of one Party on some issues and the other Party on other issues, the neutral(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.
     9. The rulings of the neutral(s) shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.
     10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral(s) shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.
11. All ADR hearings shall be conducted in the English language.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT G
TRANSFER PRICE AND TRANSFER FLOOR EXAMPLE

Assumptions

NHI Price		¥	[*] per capsule
Actual Net Price			[*]% of NHI Price

Scenario 1 - Transfer Price — Per Section 8.3.1

Purchases from Sucampo During Quarter
Total Inventory Purchase for Quarter		[*]	capsules
Invoice Price per capsule	¥	[*]	NHI Price x [*]%

Sucampo Invoice at Invoice Price	¥	[*]	Number of capsules x Invoice Price

Quarterly Reconciliation

Abbott Sales in Japan
Product capsules sold		[*]	capsules
Sales at NHI Price	¥	[*]
Net Sales	¥	[*]	Assumes [*]% of NHI Price

Calculation

Amounts Invoiced by Sucampo for units sold

Sucampo Invoice	¥	[*]	Number of capsules sold x Invoice Price
Transfer Price due to Sucampo	¥	[*]	Net Sales x [*]%

Balance due to Sucampo	¥	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Scenario 2 — Floor Transfer Price — Per Section 8.3.2

Purchases from Sucampo During Quarter
Total Inventory Purchase for Quarter		[*]	capsules
Invoice Price per capsule	¥	[*]	NHI Price x [*]%

Sucampo Invoice at Invoice Price	¥	[*]	Number of capsules x Invoice Price

Quarterly Reconciliation

Abbott Sales in Japan
Product capsules sold		[*]	capsules
Sales at NHI Price	¥	[*]
Net Sales	¥	[*]	Assumes [*]% of NHI Price

Calculation

Amounts Invoiced by Sucampo for units sold

Sucampo Invoice	¥	[*]	Number of capsules sold x Invoice Price
Transfer Price due to Sucampo	¥	[*]	Net Sales x [*]%

Balance due to Sucampo	¥	[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT H
PRESS RELEASE
Contact:
Kate de Santis
Sucampo Pharmaceuticals, Inc.
240-223-3834
kdesantis@sucampo.com
And
John Woolford
Westwicke Partners
410-213-0506
john.woolford@westwicke.com
Sucampo Licenses Lubiprostone in Japan to Abbott
Bethesda, Maryland, February xx, 2009 - Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today announced that its subsidiary, Sucampo Pharma, Ltd., has entered into a license and commercialization agreement with Abbott Japan Co. Ltd. for Sucampo’s lubiprostone (trade name Amitiza®) in Japan.
Lubiprostone is the only FDA-approved treatment for chronic idiopathic constipation (CIC) in adults and for the treatment of irritable bowel syndrome with constipation (IBS-C) in adult women. In September 2008, Sucampo reported results from a phase 2b dose-ranging study of lubiprostone for CIC in Japanese patients. Based on these results, Sucampo plans to initiate phase 3 clinical testing of lubiprostone for CIC in Japan in the second quarter of 2009.
Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman and Chief Executive Officer of Sucampo, said, “We are very excited to enter into this agreement with Abbott because of their strong international presence and infrastructure. Entering the Japanese market represents a key element of Sucampo’s overall growth strategy of bringing our proprietary products to the global-market place while also continuing to develop and commercialize other prostone-based portfolio product candidates.”
Terms of the Agreement
Under the terms of the agreement, Abbott will receive exclusive rights to commercialize lubiprostone in Japan for the treatment of chronic idiopathic constipation (CIC) and will receive the right of first refusal to any additional indications for which lubiprostone is developed in Japan. Abbott will be responsible for all commercialization expenses and efforts.
Sucampo will receive an upfront payment of $10 million and could receive additional milestone payments based on achieving specified development and commercialization goals. Sucampo will continue to lead the development of and regulatory activity for lubiprostone in Japan and will continue to be responsible for the costs of lubiprostone

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
development. Following marketing authorization and pricing approval, Abbott will purchase finished product from Sucampo for distribution in Japan. Sucampo also will retain the right to co-promote lubiprostone in Japan.
In addition, Sucampo and Abbott have agreed to begin negotiating a license, commercialization and supply agreement with respect to other available territories.
About lubiprostone
Lubiprostone is a selective activator of type-2 chloride channels through which negatively charged chloride ions flow out of the cells lining the small intestine and into the intestinal cavity. As these negatively charged chloride ions enter the intestine, positively charged sodium ions move through spaces between the cells into the intestine to balance the negative charge of the chloride ions. As these sodium ions move into the intestine, water is also allowed to pass into the intestine through these spaces between the cells. This movement of water into the small intestine promotes fluid content, which in turn softens the stool and facilitates its movement, or motility, through the intestine. Amitiza is a registered trademark of Sucampo Pharmaceuticals, Inc.
About chronic idiopathic constipation
Constipation is characterized by infrequent and difficult passage of stool and becomes chronic when a patient suffers specified symptoms for over 12 non-consecutive weeks within a 12-month period. Chronic constipation is idiopathic if it is not caused by other diseases or by use of medications. Symptoms of chronic idiopathic constipation include straining, hard stools, bloating and abdominal pain or discomfort. Factors contributing to the development of chronic idiopathic constipation include a diet low in soluble and insoluble fiber, inadequate exercise, bowel disorders and poor abdominal pressure and muscular weakness.
About Sucampo Pharmaceuticals
Sucampo Pharmaceuticals, Inc., a biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Advisor, International Business Development.
Sucampo markets Amitiza® (lubiprostone) 24 mcg in the U.S. for chronic idiopathic constipation in adults and Amitiza 8 mcg in the U.S. to treat irritable bowel syndrome with constipation in adult women. Sucampo also is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals, Inc. has three wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., located in the UK; Sucampo Pharma, Ltd., located in Japan; and, Sucampo Pharma Americas, Inc., located in Maryland. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “may” or other similar expressions. Forward-looking statements include statements about potential trial results, the potential utility of Amitiza to treat particular indications and expected trial initiation. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
# # #

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
EXHIBIT I
FIVE YEAR CUMULATIVE SALES TARGET ASSUMPTIONS

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